                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                                  BY AND AMONG
                                 POLYCOM, INC.,
                                MERGER SUB LTD.
                                      AND
                              ACCORD NETWORKS LTD.
                          DATED AS OF DECEMBER 5, 2000

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                      --------
ARTICLE I THE MERGER................................................      2
  1.1   The Merger..................................................      2
  1.2   Closing Date................................................      2
  1.3   Effective Time..............................................      2
  1.4   Articles of Association.....................................      2
  1.5   Directors and Officers......................................      2
  1.6   Effect on Capital Stock.....................................      2
  1.7   Surrender of Certificates...................................      4
  1.8   Company's Transfer Books Closed; No Further Ownership Rights
          in Company Shares.........................................      5
  1.9   Lost, Stolen or Destroyed Certificates......................      5
  1.10  Certain Tax and Accounting Consequences.....................      6
  1.11  Taking of Necessary Action; Further Action..................      6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY................      6
  2.1   Organization and Qualification; Subsidiaries................      6
  2.2   Memorandum of Association; Articles of Association..........      7
  2.3   Capitalization..............................................      7
  2.4   Authority Relative to this Agreement........................      8
  2.5   No Conflict; Required Filings and Consents..................      9
  2.6   Compliance; Permits.........................................     10
  2.7   SEC Filings; Financial Statements...........................     10
  2.8   No Undisclosed Liabilities..................................     11
  2.9   Absence of Certain Changes or Events........................     11
  2.10  Absence of Litigation.......................................     11
  2.11  Employee Matters and Benefit Plans..........................     12
  2.12  Registration Statement; Proxy Statement/Prospectus..........     16
  2.13  Restrictions on Business Activities.........................     16
  2.14  Title to Property...........................................     16
  2.15  Taxes.......................................................     16
  2.16  Brokers.....................................................     18
  2.17  Intellectual Property.......................................     18
  2.18  Agreements, Contracts and Commitments.......................     22
  2.19  Environmental Matters.......................................     23
  2.20  Opinion of Financial Advisor................................     24
  2.21  Insurance...................................................     24
  2.22  Board Approval..............................................     24
  2.23  Inapplicability of Certain Statutes.........................     24
  2.24  Grants, Incentives and Subsidies............................     24
  2.25  Pooling of Interests........................................     24

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
  SUB...............................................................     25
  3.1   Organization and Qualification; Subsidiaries................     25
  3.2   Certificate of Incorporation and Bylaws.....................     25
  3.3   Capitalization..............................................     25
  3.4   Authority Relative to this Agreement........................     26
  3.5   No Conflict; Required Filings and Consents..................     26
  3.6   SEC Filings; Financial Statements...........................     27
  3.7   No Undisclosed Liabilities..................................     27
  3.8   Absence of Litigation.......................................     27
  3.9   Registration Statement; Proxy Statement/Prospectus..........     28

                                                                        PAGE
                                                                      --------
  3.10  Pooling of Interests........................................     28
  3.11  Compliance; Permits.........................................     28
  3.12  No Prior Activities.........................................     28
  3.13  Obligations to Creditors....................................     28

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME......................     29
  4.1   Conduct of Business by Company..............................     29
  4.2   Conduct of Business by Parent...............................     32

ARTICLE V ADDITIONAL AGREEMENTS.....................................     32
  5.1   Proxy Statement/Prospectus; Registration Statement..........     32
  5.2   Merger Proposal.............................................     33
  5.3   Company General Meeting.....................................     34
  5.4   Notification................................................     35
  5.5   Israeli Approvals...........................................     35
  5.6   Confidentiality; Access to Information......................     37
  5.7   No Solicitation.............................................     37
  5.8   Public Disclosure...........................................     39
  5.9   Commercially Reasonable Efforts; Regulatory Filings.........     39
  5.10  Third Party Consents........................................     40
  5.11  Stock Options and Employee Benefits.........................     40
  5.12  Form S-8....................................................     41
  5.13  Company Warrants............................................     41
  5.14  Indemnification.............................................     42
  5.15  Nasdaq Listing..............................................     42
  5.16  Company Affiliate Agreement.................................     42
  5.17  Pooling of Interests........................................     43
  5.18  Merger Sub Approval.........................................     43
  5.19  Ezenia! Settlement Agreement................................     43
  5.20  Repayment of OCS Grants.....................................     43

ARTICLE VI CONDITIONS TO THE MERGER.................................     43
  6.1   Conditions to Obligations of Each Party to Effect the
          Merger....................................................     43
  6.2   Additional Conditions to Obligations of Company.............     44
  6.3   Additional Conditions to the Obligations of Parent and
          Merger Sub................................................     44

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.......................     45
  7.1   Termination.................................................     45
  7.2   Notice of Termination; Effect of Termination................     47
  7.3   Fees and Expenses...........................................     47
  7.4   Amendment...................................................     48
  7.5   Extension; Waiver...........................................     48

ARTICLE VIII GENERAL PROVISIONS.....................................     48
  8.1   Non-Survival of Representations and Warranties..............     48
  8.2   Notices.....................................................     48
  8.3   Interpretation; Knowledge...................................     49
  8.4   Counterparts................................................     50
  8.5   Entire Agreement; Third Party Beneficiaries.................     50
  8.6   Severability................................................     50
  8.7   Other Remedies; Specific Performance........................     50
  8.8   Applicable Law..............................................     51
  8.9   Rules of Construction.......................................     51
  8.10  Assignment..................................................     51
  8.11  Waiver of Jury Trial........................................     51

                               INDEX OF EXHIBITS

Exhibit A                     Form of Company Voting Agreement

Exhibit B                     Form of Company Affiliate Agreement

Exhibit C                     Form of Parent Affiliate Agreement

Exhibit D                     Form of Noncompetition Agreement

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

    This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Agreement") is made and entered into as of December 5, 2000, among Polycom, Inc., a Delaware corporation ("PARENT"), Merger Sub Ltd., an Israeli corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and Accord Networks Ltd., an Israeli corporation ("COMPANY").

                                    RECITALS

    A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Israeli Companies Law-5759-1999 (the "ISRAELI COMPANIES LAW"), Parent and Company intend to enter into a business combination transaction to effect the merger of Merger Sub with and into the Company, pursuant to which Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of Parent.

    B. The Board of Directors of Company has unanimously (i) determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its shareholders, and, assuming the accuracy of the representations and warranties of Parent and Merger Sub contained herein that no reasonable concern exists that the Surviving Corporation (as defined in Section 1.1) will be unable to fulfill the obligations of Company to its creditors (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) determined to recommend that the shareholders of Company adopt and approve this Agreement and approve the Merger.

    C. The Board of Directors of each of Parent and Merger Sub has approved this Agreement and the Merger and determined that no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors.

    D. Concurrently with the execution of this Agreement as a condition and inducement to Parent's willingness to enter into this Agreement, (i) all directors and officers and certain principal shareholders of Company are entering into Voting Agreements, including the irrevocable proxies contained therein, in substantially the form attached hereto as EXHIBIT A (the "COMPANY VOTING AGREEMENTS"), (ii) certain shareholders of Company who may be deemed to be affiliates (the "COMPANY AFFILIATES") are entering into Company Affiliate Agreements in substantially the form attached hereto as EXHIBIT B (the "COMPANY AFFILIATE AGREEMENTS"), (iii) certain stockholders of Parent who may be deemed to be affiliates (the "PARENT AFFILIATES") are entering into Parent Affiliate Agreements in substantially the form attached hereto as EXHIBIT C (the "PARENT AFFILIATE AGREEMENTS") and (iv) certain individuals are entering into Noncompetition Agreements in substantially the form attached hereto as EXHIBIT D (the "NONCOMPETITION AGREEMENT").

    E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

    F. It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a "pooling of interests." Parent has received
(i) from Kesselman & Kesselman, independent auditors for Company, a letter addressed to Company and Parent dated as of the date hereof to the effect that Kesselman & Kesselman concurs with Company management's conclusion that, as of the date hereof, no conditions exist that would preclude Company from being a party to a merger accounted for as a "pooling-of-interest" in accordance with Opinion 16 of the Accounting Principles Board and (ii) from PricewaterhouseCoopers LLP, independent accountants for Parent, a letter addressed to Parent and Company dated as of the date hereof to the effect had the Merger been consummated on the date hereof PricewaterhouseCoopers LLP would be in a position to concur with Parent management's conclusion that, as of the date of the letter, no conditions exist that would preclude accounting for the Merger as a "pooling-of-interests", and the parties hereto have agreed not to take any action that would interfere with Parent's ability to account for the Merger as a "pooling of interests."

    NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. At the Effective Time (as defined in Section 1.3) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Israeli Companies Law, Merger Sub (as the target company (CHEVRAT HA'YAAD) in the Merger) shall be merged with and into Company (as the absorbing company (HACHEVRA HA'KOLETET) in the Merger) (the "MERGER"), the separate corporate existence of Merger Sub shall cease and Company
(i) shall continue as the surviving corporation (sometimes referred to herein as the "SURVIVING CORPORATION"), (ii) shall be governed by the laws of the State of Israel, (iii) shall maintain a registered office in the State of Israel, and
(iv) shall succeed to and assume all of the rights, properties and obligations of Merger Sub and Company in accordance with the Israeli Companies Law.

    1.2 CLOSING DATE. The closing of the Merger and the other transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, USA, at a time and on a date to be designated by the parties (the time and date upon which the Closing actually occurs being referred to herein as the "CLOSING DATE"), which shall be no later than the later to occur of (i) the second business day after the satisfaction or waiver of the conditions set forth in Article VI or (ii) the 71st day after the delivery of the Merger Proposal (as defined in section 5.2 hereof) to the office of the Registrar of Companies of the State of Israel, (the "COMPANIES REGISTRAR"), or at such other time, date and location as the parties hereto shall mutually agree.

    1.3 EFFECTIVE TIME. As soon as practicable after the satisfaction or waiver of the conditions to Closing set forth in Article VI, Merger Sub shall deliver (and Parent shall cause Merger Sub to deliver) to the Companies Registrar a notice (the "MERGER SUB NOTICE") informing the Companies Registrar that the Merger was approved by the general shareholders meeting of Merger Sub. The Merger shall become effective at the later of: (i) the time of the delivery of the Merger Sub Notice to the Companies Registrar or (ii) the 71st day after the delivery of the Merger Proposal to the Companies Register (the "EFFECTIVE TIME") in the manner provided in Section 323 of the Israeli Companies Law.

    1.4 ARTICLES OF ASSOCIATION. At the Effective Time, the Articles of Association of Company shall be the Articles of Association of the Surviving Corporation until thereafter amended in accordance with the Israeli Companies Law and such Articles of Association.

    1.5 DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Articles of Association of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Articles of Association of the Surviving Corporation until their respective successors are duly appointed.

    1.6 EFFECT ON CAPITAL STOCK. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities, the following shall occur:

        (a) CONVERSION OF COMPANY SHARES. Each Ordinary Share, NIS 0.01 par value per share, of Company (the "COMPANY SHARES") issued and outstanding immediately prior to t he Effective Time, other than any Company Shares
    (i) owned by Parent or Merger Sub or any subsidiary thereof or (ii) held in Company's treasury, shall automatically be converted into and represent the right to receive (subject to Sections 1.6(e) and (f)) 0.3065 (the "EXCHANGE RATIO") shares of Common Stock, $0.0005 par value per share, of Parent (the "PARENT COMMON STOCK"). If any Company Shares outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Company, then the shares of Parent Common Stock issued in exchange for such Company Shares will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. Upon the issuance of any Parent Common Stock hereunder, and consistent with, pursuant to and subject to Parent's existing Preferred Shares Rights Agreement, dated as of September 15, 1998 (as the same may be amended from time to time, the "RIGHTS AGREEMENT"), between Parent and BankBoston N.A., as rights agent, one right issuable pursuant to the Rights Agreement or any other right issued in substitution thereof (a "RIGHT") shall be issued together with and shall attach to each share of Parent Common Stock issued pursuant to the terms and conditions of this Agreement, unless the Rights shall have expired or been redeemed prior to the Effective Time.

        (b) PARENT-OWNED STOCK. At the Effective Time, each Company Share held in the treasury of the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Company or of Parent immediately prior to the Effective Time shall remain outstanding, shall not be exchanged under Section 1.6(a) and no shares of Parent Common Stock shall be delivered with respect thereto.

        (c) STOCK OPTIONS; WARRANTS. (i) At the Effective Time, all options to purchase Company Shares then outstanding under Company's 1995 Employee Share Ownership and Option Plan, Share Ownership and Option Plan (2000), 2000 Share Option Plan and 2000 Non-Employee Director Stock Option Plan (collectively, the "COMPANY OPTION PLANS"), and all options to purchase Company Shares then outstanding which are not under any Company Option Plan, in each case whether vested or unvested, and the Company Option Plans themselves, shall be assumed by Parent in accordance with Section 5.11 hereof and (ii) at the Effective Time all warrants to purchase Company Shares then outstanding (collectively, the "COMPANY WARRANTS") shall be assumed by Parent in accordance with Section 5.13 hereof.

        (d) CAPITAL STOCK OF MERGER SUB. Each Ordinary Share, NIS 1.00 par value per share, of Merger Sub (the "MERGER SUB SHARES") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable Ordinary Share, NIS 0.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of Merger Sub Shares immediately prior to the Effective Time shall, as of the Effective Time, evidence ownership of such shares of the Surviving Corporation.

        (e) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Shares), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Shares occurring on or after the date hereof and prior to the Effective Time.

        (f) FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificates(s) (as defined in Section 1.7(c)) receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of
    (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the five (5) most recent days that Parent Common Stock has traded ending on the trading day ending immediately prior to the Effective Time, as reported on the Nasdaq National Market ("NASDAQ"). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

    1.7  SURRENDER OF CERTIFICATES.

        (a) EXCHANGE AGENT. Parent shall select Boston EquiServe N.A., or another bank or trust company reasonably acceptable to the Company, to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

        (b) PARENT TO PROVIDE COMMON STOCK. Promptly following the Effective Time, Parent shall deposit with the Exchange Agent, for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding Company Shares, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to
    Section 1.6(f) and any dividends or distributions to which holders of shares of Company Shares may be entitled pursuant to Section 1.7(d).

        (c) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (each, a "CERTIFICATE and collectively, the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding Company Shares whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6 hereof, cash in lieu of any fractional shares pursuant to Section 1.6(f) hereof, and any dividends or other distributions pursuant to Section 1.7(d) hereof, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Shares were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time for all corporate purposes, subject to Section 1.7 hereof, as to dividends and other distributions, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Shares shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d).

        (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

        (e) TRANSFERS OF OWNERSHIP. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

        (f) REQUIRED WITHHOLDING. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Shares such amounts as may be required to be deducted or withheld therefrom under the Code, the Israel Tax Ruling (as hereinafter defined) or under any provision of state, local or foreign law or any other applicable requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

        (g)  NO LIABILITY.  Notwithstanding anything to the contrary in this
    Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    1.8 COMPANY'S TRANSFER BOOKS CLOSED; NO FURTHER OWNERSHIP RIGHTS IN COMPANY SHARES. Upon the Effective Time, (i) the share transfer books of the Company shall be deemed closed, and no transfer of any certificates theretofore representing Company Shares shall thereafter be made or consummated; and
(ii) all holders of certificates representing Company Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company. No further transfer of any such Company Shares shall be made on such share transfer books after the Effective Time. If, after the Effective Time, a valid Certificate is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Certificate shall be canceled and shall be exchanged as provided in this Article I. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) or 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Shares.

    1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Shares represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to
Section 1.6(f) and any dividends or distributions payable pursuant to
Section 1.7(d); PROVIDED, HOWEVER, that Parent and the Exchange Agent may, in their discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    1.10  CERTAIN TAX AND ACCOUNTING CONSEQUENCES.

        (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

        (b) It is intended by the parties hereto that the Merger shall be treated as a "pooling of interests" for accounting purposes.

    1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

    The Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing (with reference to a specific section of this Agreement to which each exception applies) in a disclosure letter supplied by the Company to Parent, dated as of the date hereof and signed by a duly authorized officer of Company (the "COMPANY DISCLOSURE LETTER"), which disclosure shall provide an exception to or otherwise qualify or respond to the representations or warranties of the Company specifically referred to in such disclosure and any other representation or warranty of the Company to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other representation or warranty, as follows:

    2.1  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

        (a) Except as set forth in Section 2.1(a) of the Company Disclosure Letter, each of the Company and its subsidiaries is a corporation duly organized and validly existing and, where applicable, in good standing, under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("APPROVALS") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, be material to the Company. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and, where applicable is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (b) Section 2.1(b) of the Company Disclosure Letter lists each of the Company's subsidiaries, the jurisdiction of incorporation of each such subsidiary, and the Company's equity interest therein. Except as set forth in Section 2.1(b) of the Company Disclosure Letter, neither Company nor any of its subsidiaries has agreed nor is obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect (a "CONTRACT") under which it may become obligated to make, any future investment in or capital contribution to any other entity. Other than

    Company's interests in its subsidiaries, and except as set forth in
    Section 2.1(b) of the Company Disclosure Letter, neither Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

    2.2 MEMORANDUM OF ASSOCIATION; ARTICLES OF ASSOCIATION. Company has previously furnished to Parent a complete and correct copy of its Memorandum of Association and Articles of Association as amended to the date of this Agreement (together, the "COMPANY CHARTER DOCUMENTS"). Such Company Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Except as set forth in Section 2.2 of the Company Disclosure Letter Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of Company is in violation of its equivalent organizational documents.

    2.3  CAPITALIZATION.

        (a) The registered (authorized) share capital of Company consists of 50,000,000 Ordinary Shares, NIS 0.01 par value per share, and 5,000,000 Preferred Shares ("COMPANY PREFERRED SHARES"). As of the close of business on December 4, 2000, (i) 20,557,474 Company Shares were issued and outstanding (including 245,227 shares in a trust, the trustee of which is Eliahu Lerner (the "Lerner Trust"), of which 99,147 Common Shares are being held in trust on behalf of employees who have exercised their options under the Company's 1995 Employee Share Ownership and Option Plan, all of which were validly issued, fully paid and nonassessable; (ii) no Company Shares were held in treasury by Company or by subsidiaries of Company;
    (iii) 2,759,898 Company Shares were reserved for issuance upon the exercise of options or the grant of rights to purchase Company Shares under the Company's 1995 Employee Share Ownership and Option Plan of which options to purchase 2,752,401 Common Shares were outstanding under such plan (including options to purchase 145,810 Common Shares that will be satisfied from the Lerner Trust (which are already outstanding)), (iv) 750,000 Company Shares were reserved for issuance upon the exercise of options or the grant of the rights to purchase Company Shares under the Company's Share Ownership and Option Plan (2000) of which options to purchase 742,679 Common Shares were outstanding under such plan; (v) 750,000 Company Shares were reserved for issuance upon the exercise of options to purchase Company Shares under the Company's 2000 Share Option Plan of which options to purchase 750,000 Common Shares were outstanding under such plan; (vi) 20,000 Company Shares were reserved for issuance upon the exercise of options to purchase Company Shares under the Company's 2000 Non-Employee Director Stock Option Plan of which options to purchase 50,000 Common Shares were outstanding under such plan; (vii) 502,734 Company Shares were reserved for issuance upon the exercise of outstanding options to purchase Company Shares granted outside of the Company Option Plans; (viii) and 137,061 Company Shares were reserved for issuance upon the exercise of outstanding warrants to purchase Company Shares. As of the date hereof, no Company Preferred Shares were issued or outstanding. As of the date hereof, other than as set forth above, Company has no other securities authorized, reserved for issuance, issued or outstanding.

        (b) Section 2.3(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Option (as defined in Section 5.11) outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of Company Shares subject to such Company Stock Option; (iii) the exercise price of such Company Stock Option;
    (iv) the date on which such Company Stock Option was granted; and (v) the applicable vesting schedule, including the vesting commencement date. Company has made available to Parent accurate and complete copies of all Company Option Plans, if any, pursuant to which the Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. All Company Shares subject to issuance as aforesaid have been duly authorized and, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be validly issued, fully paid and nonassessable. Except as set forth in

    Section 2.3(b) of the Company Disclosure Letter, there are no commitments, agreements or understandings of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding Company Shares, all outstanding Company Stock Options, and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with
    (i) all laws applicable to the issuance of securities or stock options and
    (ii) all requirements set forth in applicable Contracts, other than any failure to comply with any such requirements that would not, individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (c) Except for securities Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, intereferences, options, right of first refusals, preemptive rights, community property interests or restrictions of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of subsidiaries of the Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect the Company's control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Sections 2.3(b) and (c) of the Company Disclosure Letter or as set forth in Section 2.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as contemplated by this Agreement or as set forth in Section 2.3(c) of the Company Disclosure Letter, there are no registration rights and there is, except for the Company Voting Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Shareholders of the Company will not be entitled to dissenters' rights under applicable law in connection with the Merger.

    2.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of the shareholders of Company of this Agreement and the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement and the approval of the Merger by holders of a majority of the voting shares of Company Shares in accordance with the Israeli Companies Law and the Company Charter Documents). Except as set forth in Section 2.4 of the Company Disclosure Letter, this Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal and binding obligation of Company, enforceable against Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Assuming neither the Parent nor Merger Sub, nor any of their respective affiliates as defined in Section 320(c) of the Israeli Companies Law, vote any shares they own, the affirmative vote of a simple majority of the voting power of the Company present and voting at the Company General Meeting at which a quorum is present (the "REQUIRED COMPANY SHAREHOLDER VOTE") is the only vote of the holders of any shares of the Company necessary to approve the Merger. The quorum required for the Company General Meeting is two or more shareholders who hold at least 50% of the voting rights of the issued share capital of the Company. No vote or approval of (i) any creditor of the Company (subject to the rights of creditors under Section 319 of the Israeli Companies
Law), (ii) any holder of any option or warrant granted by the Company, or
(iii) any shareholder of any of the Company's subsidiaries is necessary in order to approve or permit the consummation of the Merger.

    2.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

        (a) Except as set forth in Section 2.5 of the Company Disclosure Letter, the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company shall not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of Company's subsidiaries, (ii) subject to obtaining the approval of Company's shareholders in favor of the approval and adoption of this Agreement and the approval of the Merger and compliance with the requirements set forth in Section 2.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound except to the extent such conflict, violation, breach, default, impairment or other effect would not in the case of clauses (ii) or (iii) individually or in the aggregate, (A) reasonably be expected to have a Material Adverse Effect on Company or (B) prevent or materially delay consummation of the Merger or otherwise prevent Company from performing its obligations under this Agreement.

        (b) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "GOVERNMENTAL ENTITY"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), state securities laws ("BLUE SKY LAWS"), the pre-merger notification requirements (the "HSR APPROVAL") of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the consent of the Israeli Investment Center of the Israeli Ministry of Trade & Industry (the "INVESTMENT CENTER"), the consent of the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry ("OCS") and the approval of the Israeli Commissioner of Restrictive Trade Practices, if necessary, the filing and recordation of the Merger Proposal and Shareholders Approval Notice and other filings as required by Israeli Companies Law, the exemption of the Israel Securities Authority and of foreign Governmental Entities and the rules and regulations thereunder, and the rules and regulations of the Nasdaq, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate,
    (A) reasonably be expected to have a Material Adverse Effect on Company or
    (B) prevent or materially delay consummation of the Merger or otherwise prevent Company from performing its obligations under this Agreement.

    2.6  COMPLIANCE; PERMITS.

        (a) Except as set forth in Section 2.6(a) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound, except for any conflicts, defaults or violations that (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on the Company. No investigation or review by any governmental or regulatory body or authority is, to the knowledge of the Company, pending or threatened against the Company or its subsidiaries, nor, to the knowledge of the Company, has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (b) Except as set forth in Section 2.6(b) of the Company Disclosure Letter, Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals and other authorizations from governmental authorities which are material to the operation of the business of Company and its subsidiaries taken as a whole (collectively, the "COMPANY PERMITS"). Company and its subsidiaries have been and are in compliance in all material respects with the terms of the Company Permits and any conditions placed thereon.

    2.7  SEC FILINGS; FINANCIAL STATEMENTS.

        (a) Company has made available to Parent a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with the Securities and Exchange Commission ("SEC") since the filing of the Company's Registration Statement on Form F-1 (the "COMPANY SEC REPORTS"), which are all the forms, reports and documents required to be filed by Company with the SEC since such time. The Company SEC Reports
    (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and (ii) did not at the time they were filed (and if any Company SEC Report filed prior to the date of this Agreement was amended or superseded by a filing prior to the date of this Agreement then on the date of filing of such amendment or superseded filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Company's subsidiaries is required to file any reports or other documents with the SEC.

        (b) As of their respective dates, each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto,
    (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

        (c) Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed as of the date hereof, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

    2.8 NO UNDISCLOSED LIABILITIES. Neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of Company and its subsidiaries taken as a whole, except (i) liabilities provided for in Company's balance sheet as of September 30, 2000 set forth in the Company SEC Reports or (ii) liabilities incurred since September 30, 2000 in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Company and its subsidiaries, taken as a whole.

    2.9  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
Section 2.9 of the Company Disclosure Letter, since September 30, 2000, there has not been: (i) any Material Adverse Effect on Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock, (iv) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) entry by Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.19) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement which has been filed or is required to be filed by Company with the SEC, (vi) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable, or (viii) any sale of assets of the Company other than in the ordinary course of business consistent with past practice.

    2.10 ABSENCE OF LITIGATION. Except as specifically disclosed in the Company SEC Reports as of the date hereof, there are no claims, actions, suits or proceedings that have a reasonable likelihood of success on the merits pending or, to the knowledge of Company, threatened (or, to the knowledge of Company, any governmental or regulatory investigation pending or threatened) against Company or any of its subsidiaries or any properties or rights of Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, except for those claims, actions, suits or proceedings which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

    2.11  EMPLOYEE MATTERS AND BENEFIT PLANS.

        (a) DEFINITIONS. With the exception of the definition of "Affiliate" set forth in Section 2.11(a)(i) below (which definition shall apply only to this Section 2.11), for purposes of this Agreement, the following terms shall have the meanings set forth below:

           (i) "AFFILIATE" shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or
       (o) of the Code and the regulations issued thereunder;

           (ii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

          (iii) "CODE" shall mean the Internal Revenue Code of 1986, as amended;

           (iv) "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement (excluding any "Employment Agreement" as defined below) or other arrangement providing for compensation, severance, termination pay, deferred compensation, material performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee, or with respect to which Company or any Affiliate has or may have any liability or obligation;

           (v) "DOL" shall mean the Department of Labor;

           (vi) "EMPLOYEE" shall mean any current employee, consultant or director of Company or any Affiliate;

          (vii) "EMPLOYMENT AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between Company or any Affiliate and any Employee as to which the Company has or may incur material liability;

         (viii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

           (ix) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

           (x) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company Employee Plan and each government-mandated plan or program that has been adopted or maintained by Company or any Affiliate, whether informally or formally, or with respect to which Company or any Affiliate will or may have any material liability, for the benefit of Employees who perform services outside the United States;

           (xi) "IRS" shall mean the Internal Revenue Service;

          (xii) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

         (xiii) "PENSION PLAN" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

        (b) SCHEDULE. Schedule 2.11(b) contains an accurate and complete list of each Company Employee Plan, International Employee Plan, and each Employment Agreement. Company does not have any commitment to establish any new Company Employee Plan, International Employee Plan, or Employment Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan, International Employee Plan, or Employment Agreement.

        (c) DOCUMENTS. Company has provided to Parent or will provide Parent before the Effective Time, correct and complete copies of: (i) all documents embodying each Company Employee Plan, International Employee Plan, and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan;
    (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination or opinion letters;
    (vii) all currently applicable material communications material to any Employee or Employees relating to any Company Employee Plan; (viii) all currently applicable material correspondence to or from any governmental agency relating to any Company Employee Plan; (ix) all current model COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Company Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

        (d)  EMPLOYEE PLAN COMPLIANCE.  Except as set forth on
    Schedule 2.11(d), (i) Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in substantial compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under
    Section 401(a) of the Code and each trust intended to qualify under
    Section 501(a) of the Code has either received a favorable determination or opinion letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt for which the Company would incur material liability has occurred with respect to any Company Employee Plan;
    (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to Parent, Company or any of its Affiliates (other than for benefits accrued to date and ordinary administration expenses); and (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan.

        (e) PENSION PLAN. Neither Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

        (f)  COLLECTIVELY BARGAINED, MULTIEMPLOYER AND MULTIPLE EMPLOYER
    PLANS. At no time has Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither Company, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

        (g)  NO POST-EMPLOYMENT OBLIGATIONS.  Except as set forth in
    Schedule 2.11(g), no Company Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

        (h) HEALTH CARE COMPLIANCE. Neither Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA to the extent applicable, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees, except where such violation would not have a Material Adverse Effect on the Company.

        (i) EFFECT OF TRANSACTION. Except as set forth on Schedule 2.11(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

        (j) EMPLOYMENT MATTERS. Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the Company's knowledge, there are no pending, threatened or reasonably anticipated claims or actions against Company under any worker's compensation policy or long-term disability policy.

        (k) LABOR. No work stoppage or labor strike against Company is pending, threatened or reasonably anticipated. Company does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Section 2.11(k) of the Company Disclosure Letter, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 2.11(k) of the

    Company Disclosure Letter, Company is not presently, nor has it been in the past, a direct party to, or directly bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

        (l) INTERNATIONAL EMPLOYEE PLAN. Each International Employee Plan has been established, maintained and administered in substantial compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its Affiliates (other than ordinary administration expenses or routine claims for benefits).

        (m) EMPLOYEES RESIDENT IN ISRAEL. Notwithstanding anything contained in this Agreement to the contrary, and solely with respect to employees of the Company who reside in Israel ("ISRAELI EMPLOYEES") and except as set forth in Section 2.11(m) of the Company Disclosure Letter: (i) the Company is not a direct party to any collective bargaining contract, collective labor agreement or other contract or arrangement with a labor union, trade union or other organization or body involving any of its Israeli Employees, or is otherwise required (under any legal requirement, under any contract or otherwise) to provide benefits or working conditions beyond those required by law or pursuant to rules and regulations thereunder (including expansion orders of the Ministry of Labor or Welfare) or of the Histardrut (General Federation of Labor) or the Coordinating Bureau of Economic Organization and the Industrialists' Association. The Company has not recognized or received a demand for recognition from any collective bargaining representative with respect to any of its Israeli Employees. The Company is subject to extension orders (tzavei harchava) issued by the Minister of Labor and Welfare with respect to employment or termination thereof; (ii) all of the Israeli Employees are "at will" employees subject to the termination notice provisions included in employment agreements or applicable law;
    (iii) except for the employment agreements described in the Company Disclosure Letter, there is no contract between the Company and any of its Israeli Employees or directors that cannot be terminated by the Company upon less than three months notice without giving rise to a claim for damages or compensation (except for statutory severance pay); (iv) the Company's obligations to provide severance pay to its Israeli Employees are either fully funded or have been properly provided for in the Company's financial statements in accordance with Israeli GAAP; (v) except as set forth in the Company Disclosure Letter, the Company is not aware of any circumstance that could give rise to any valid claim by a current or former Israeli Employee for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled); (vi) all amounts that the Company is legally or contractually required either (x) to deduct from its employees' salaries or to transfer to such employees' pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from their employees' salaries and to pay to any Governmental Entity as required by the Israeli Tax Ordinance or otherwise have, in each case, been duly deducted, transferred, withheld and paid, and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment (other than outstanding obligations in the ordinary course of business consistent with past practice); and (vii) the Company is in compliance in all material respects with all applicable legal requirements and contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment related to its Israeli Employees. All obligations of the Company with respect to statutorily required severance payments have been either fully satisfied or have been funded by contributions to appropriate insurance funds, or have been properly provided for in the Company's financial statements in accordance with United States generally accepted accounting principles.

    2.12 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. None of the information supplied or to be supplied by Company in writing for inclusion in
(i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger (the "FORM S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the proxy statement/prospectus to be filed with the SEC by Parent and Company pursuant to Section 5.1(a) hereof (the "PROXY STATEMENT/PROSPECTUS") will, at the date or dates mailed to the shareholders of Company, at the time of the shareholders meeting of Company (the "COMPANY GENERAL MEETING") in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. With respect to the information supplied or to be supplied by Company in writing for inclusion in the Proxy Statement/Prospectus only, the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, and the Israeli Companies Law and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time, any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which should be set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information other than the information supplied or to be supplied by Company in writing for inclusion in the Form S-4 or the Proxy Statement/Prospectus.

    2.13  RESTRICTIONS ON BUSINESS ACTIVITIES.  Except as disclosed in
Section 2.13 of the Company Disclosure Letter, there is no agreement, commitment, judgment, injunction, order or decree binding upon Company or its subsidiaries or to which Company or any of its subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries as currently conducted.

    2.14 TITLE TO PROPERTY. Neither Company nor any of its subsidiaries owns any material real property. Company and each of its subsidiaries have good and defensible title to, or in the case of leased properties and assets, valid leasehold interests in, all of their material properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby; and all leases pursuant to which Company or any of its subsidiaries lease from others material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Company or any of its subsidiaries or, to Company's knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Company or subsidiary has not taken adequate steps to prevent such default from occurring). All the plants, structures and equipment of Company and its subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects.

    2.15  TAXES.

        (a) DEFINITION OF TAXES. For purposes of this Agreement, (i) "TAX" or, collectively, "TAXES", means (i) any and all United States, Israeli, federal, provincial, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts;
    (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under United States Treas. Reg. Section 1.1502-6 or any comparable provision of Israeli, foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

        (b)  TAX RETURNS AND AUDITS.

           (i) The Company and each of its subsidiaries has timely filed all United States, Israeli, federal, state, local and foreign returns, estimates, declarations, information statements and reports ("RETURNS") relating to Taxes required to be filed by Company and each of its subsidiaries with any Tax authority, and such Returns are true and correct and have been completed in accordance with applicable law. The Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

           (ii) The Company and each of its subsidiaries (A) has paid or accrued all Taxes it is required to pay or accrue and (B) has withheld from each payment made to its past or present employees, officers, directors and independent contractors, creditors, stockholders or other third parties all Taxes and other deductions required to be withheld and has, within the time and in the manner required by law, paid such withheld amounts to the proper governmental authorities.

          (iii) Neither the Company nor any of its subsidiaries has been delinquent in the payment of any Tax or is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company or any of its subsidiaries executed any waiver of any statute of limitations on or extensions of the period for the assessment or collection of any Tax.

           (iv) To Company's or any of its subsidiaries' knowledge, no audit or other examination of any Return of the Company or any of its subsidiaries is currently in progress, nor has the Company or any of its subsidiaries been notified in writing of any request for such an audit or other examination, nor is any taxing authority asserting, or to Company's or any of its subsidiaries' knowledge, threatening to assert against the Company or any of its subsidiaries any claim for Taxes. There are no matters relating to Taxes under discussion between any taxing authority and the Company or any of its subsidiaries.

           (v) No adjustment relating to any Returns filed by the Company or any of its subsidiaries (and no claim by a taxing authority in a jurisdiction in which the Company does not file Returns that the Company or any of its subsidiaries may be subject to taxation by such jurisdiction) has been proposed in writing by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

           (vi) Neither the Company nor any of its subsidiaries has any liability for any unpaid Taxes (whether or not shown to be due on any Return) which has not been accrued for or reserved on the Company balance sheet dated September 30, 2000 in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since September 30, 2000 in connection with the operation of the business of the Company and its subsidiaries in the ordinary course.

          (vii) Neither the Company nor any of its subsidiaries (i) has ever been a member of an affiliated group filing a consolidated Return,
       (ii) has ever been a party to any Tax sharing or Tax allocation agreement, arrangement or understanding and does not owe any amount under any such agreement, other than this Agreement, (iii) is liable for the Taxes of any other person under United States Treasury Regulation
       Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, and
       (iv) has ever been a party
       to any joint venture, partnership or other arrangement that could be treated as a partnership for income Tax purposes.

         (viii) Neither Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under
       Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

           (ix) The Company and each of its subsidiaries are in full compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order of a territorial or foreign government.

           (x) The Company Disclosure Letter lists each material tax incentive granted to the Company and its subsidiaries under the laws of the State of Israel, the period for which such tax incentive applies, and the nature of such tax incentive.

    2.16 BROKERS. Except for fees payable to CIBC World Markets Corp. ("CIBC WORLD MARKETS"), a copy of the engagement letter of which has been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

    2.17  INTELLECTUAL PROPERTY.

        (a) For the purposes of this (i) Section 2.17 the term "Company" means the Company and/or any, each or all of its subsidiaries, as the context or usage permits, and (ii) this Agreement, the following terms have the following definitions:

           "INTELLECTUAL PROPERTY" shall mean any or all of the following
       (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works, (ii) inventions (whether or not patentable), improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, and (viii) all instantiations of the foregoing in any form and embodied in any media.

           "INTELLECTUAL PROPERTY RIGHTS" shall mean any and all worldwide, common law and/or statutory rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures ("PATENTS"); (ii) all trade secrets and other rights in know how and confidential or proprietary information;
       (iii) all copyrights, copyrights registrations and applications therefor, and mask works and mask work registrations and applications therefor, and all other rights corresponding thereto ("COPYRIGHTS"); (iv) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefore ("URLS"); all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith ("TRADEMARKS"); (v) all "moral" or economic rights of authors and inventors, however denominated throughout the world, and (vi) any similar, corresponding or equivalent rights to any of the foregoing.

           "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property and Intellectual Property Rights, including Registered Intellectual Property Rights that are owned by or exclusively licensed to the Company.

           "REGISTERED INTELLECTUAL PROPERTY RIGHTS" shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; and (iv) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

        (b) Section 2.17(b) of the Company Disclosure Letter lists all Registered Intellectual Property Rights owned or exclusively licensed by, or filed in the name of, or applied for by the Company (the "COMPANY REGISTERED INTELLECTUAL PROPERTY RIGHTS") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.

        (c) Except as set forth in Section 2.17(c) of the Company Disclosure Letter, the Company has no knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable. Without limiting the foregoing, the Company knows of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property Rights invalid or unenforceable, or would adversely affect any pending application for any Company Registered Intellectual Property Right and the Company has not misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property Right.

        (d) Each item of Company Intellectual Property, including all Company Registered Intellectual Property Rights listed in Section 2.17(b) of the Company Disclosure Letter and all Intellectual Property licensed to the Company, is free and clear of any Liens or other encumbrances, it being specified that with respect to Intellectual Property licensed to the Company, absense of Liens or other encumbrances refers only to those Liens and encumbrances of the Company. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.

        (e) To the extent that any Intellectual Property has been developed or created independently or jointly by any person other than the Company for which the Company has paid, the Company has a written agreement with such person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property and associated Intellectual Property Rights by operation of law or by valid assignment.

        (f) Except as set forth in Section 2.17(f) of the Company Disclosure Letter, the Company Intellectual Property, technology in the public domain and any Commercial Software (as such term is defined in subsection
    (g) below) licensed to the Company, constitutes all the Intellectual Property and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted, or planned to be conducted, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and services (including products, technology or services currently under development).

        (g) Other than inbound "shrink-wrap" and similar generally available commercial binary code end-user or enterprise licenses ("Commercial Software"), the Company has made available to Parent or its counsel a copy of all contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property and Intellectual Property Rights. Except as set forth in Section 2.17(g) of the Company Disclosure Letter, to the knowledge of the Company, (i) all such contracts, licenses and agreement are in full force and effect and (ii) the consummation of the transactions contemplated by this Agreement will neither violate nor result in the material breach, modification, cancellation, termination or suspension of such contracts, licenses or agreements. The Company is not in material breach of nor has the Company failed, in any material respect, to perform under, any of the foregoing contracts, licenses or agreements and, to the Company's knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder. Except as set forth in Section 2.17(g) of the Company Disclosure Letter, following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's rights under such contracts, license and agreements to the same extent Company would have been able to had the Merger not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay. No person who has licensed Intellectual Property or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property which has been licensed to the Company.

        (h) Except (i) as set forth in Section 2.17(h) of the Company Disclosure Letter, (ii) for Commercial Software, and (iii) for technology in the public domain, to the knowledge of the Company, (A) all Intellectual Property used in or necessary to the conduct of the Company's business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by (1) employees of the Company acting within the scope of their employment, or (2) third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company, or (3) third parties who have granted to the Company a license (sufficient for the conduct of the Company's business as presently conducted and currently contemplated to be conducted by the Company) to all such third party's Intellectual Property Rights in such Intellectual Property, and (B) no third party owns or has any rights to any of the Company Intellectual Property owned by the Company.

        (i) Company has made available to Parent or its counsel all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

        (j) To the knowledge of the Company, the operation of the business of the Company as it currently is conducted or is contemplated to be conducted by the Company, including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not, and will not when conducted by Parent and/or Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person or constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company operates or distributes its products, and except as set forth in Section [2.17(j)] of the Company Disclosure Letter, the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction in which the Company operates or distributes its products.

        (k) Each item of Company Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid and all reasonably necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights. There are no actions that must be taken by the Company within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the PTO office actions, documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property Rights. In each case in which the Company has acquired ownership of any Intellectual Property from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company.

        (l) Except as set forth in Section 2.17(l) of the Company Disclosure Letter, to the knowedge of the Company, there are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute regarding the rights and obligations specified in such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

        (m) To the knowledge of the Company, no person is infringing or misappropriating any Company Intellectual Property.

        (n) The Company has taken all commercially reasonable steps to protect the Company's rights in confidential information and trade secrets of the Company or as required by any other person who has provided its confidential information or trade secrets to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements, and all current and former employees, consultants and contractors of the Company have executed such an agreement, except where the failure to do so would not be reasonably expected to have a Material Adverse Effect on the Company. All employees of the Company have entered into a valid and binding written agreement with the Company assigning to the Company all Intellectual Property, including all accompanying Intellectual Property Rights, created by such employee in the scope of his or her employment with the Company.

        (o) Except as set forth in Section 2.17(o) of the Company Disclosure Letter, to the knowledge of the Company, no Company Intellectual Property or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

        (p) Except as set forth in Section 2.17(p) of the Company Disclosure Letter, all Company Intellectual Property that is owned or licensed by the Company will be fully (subject only to non-exclusive licenses granted by the Company with respect thereto) transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

        (q) Except as set forth in Section 2.17(q) of the Company Disclosure Letter, to the knowledge of the Company, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which the Company is a party, will result in
    (i) Parent's or the Surviving Corporation's granting to any third party any right to or with respect to any Intellectual Property or Intellectual Property Right owned by, or licensed to, either of them, (ii) either Parent's or the Surviving Corporation's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either Parent's or the Surviving Corporation's being contractually obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Surviving Corporation, respectively, prior to the Closing.

        (r) Except as set forth in Section 2.17(r) of the Company Disclosure Letter, none of the Company Intellectual Property was developed by or on behalf of or using grants of any Governmental Entity.

    2.18  AGREEMENTS, CONTRACTS AND COMMITMENTS.  Except as set forth in
Section 2.18 of the Company Disclosure Letter, neither Company nor any of its subsidiaries is a party to or is bound by:

        (a) any employment or consulting agreement, contract or commitment with any officer, director, Company employee or member of Company's Board of Directors, or any service, operating or management agreement or arrangement with respect to any of its properties (whether leased or owned) other than those that are terminable by Company or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to the Company;

        (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

        (c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of products or services in or the licensing of real property in the ordinary course of business;

        (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

        (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

        (f) any dealer, distributor, joint marketing or development agreement currently in force under which Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety
    (90) days or less, or any material agreement pursuant to which Company or any of its subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Company or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

        (g) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Company product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Company products, service or technology except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;

        (h) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole;

        (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit other than trade payables incurred in the ordinary course of business;

        (j) any material settlement agreement under which the Company has ongoing obligations; or

        (k) any other agreement, contract or commitment involving in excess of $100,000 being paid by or to Company over the term thereof.

    Neither Company nor any of its subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in material breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Disclosure Letter (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). Company has made available to Parent true and correct copies of any contracts between Company and its top ten customers.

    2.19  ENVIRONMENTAL MATTERS.

        (a)  DEFINITIONS.

           (i) "HAZARDOUS MATERIAL" is any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any governmental authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

           (ii) "ENVIRONMENTAL LAWS" are all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any governmental authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other governmental authorities, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date.

        (b) Except as set forth in Section 2.19(b) of the Company Disclosure Letter, neither Company nor any of its subsidiaries is in conflict with, or in default or violation of any Environmental Law applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound except for any conflicts, defaults or violations that (individually or in the aggregate) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (c) Company has not disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased at any time by Company, or at any other property, or exposed any employee or other individual to any Hazardous Materials or any environmental condition in such a manner as would result in any liability or clean-up obligation of any kind or nature to Company. To the knowledge of Company, no Hazardous Materials are present in, on, or under any properties owned, leased or used at any time by Company, and no reasonable likelihood exists that any Hazardous Materials will come to be present in, on, or under any properties owned, leased or used at any time by Company, so as to give rise to any liability or clean-up obligation under any Environmental Laws.

    2.20 OPINION OF FINANCIAL ADVISOR. The Board of Directors of Company has been advised by its financial advisor, CIBC World Markets, to the effect that in its opinion, as of the date of this Agreement, the Exchange Ratio is fair from a financial point of view to the holders of Company Shares, and the Company will provide a copy of the written confirmation of such opinion to Parent for informational purposes as soon as reasonably practicable and in any event within five (5) business days of the date thereof.

    2.21 INSURANCE. Company maintains insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its subsidiaries (collectively, the "INSURANCE POLICIES") which Company reasonably believes are of the type and in amounts customarily carried by persons conducting businesses similar to those of Company and its subsidiaries. Except as set forth in Section 2.21 of the Company Disclosure Letter, there is no material claim by Company or any of its subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

    2.22  BOARD APPROVAL.  The Board of Directors of Company has unanimously
(i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its shareholders, and that no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Company to its creditors, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) as of the date hereof, determined to recommend that the shareholders of Company adopt and approve this Agreement and approve the Merger.

    2.23 INAPPLICABILITY OF CERTAIN STATUTES. Other than the Israeli Companies Law, Company is not subject to any takeover law that might apply to the Merger or any other transaction contemplated by this Agreement.

    2.24 GRANTS, INCENTIVES AND SUBSIDIES. Section 2.24 of the Company Disclosure Letter provides a complete list of all pending and outstanding grants, incentives and subsidies (collectively, "GRANTS") from the Government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, granted to Company, including, without limitation,
(i) Approved Enterprise Status from the Investment Center and (ii) grants from the OCS. Company has made available to Parent, prior to the date hereof, correct copies of all documents evidencing Grants submitted by Company and of all letters of approval, and supplements thereto, granted to Company. Section 2.24 of the Company Disclosure Letter details all material undertakings of Company given in connection with the Grants. Without limiting the generality of the above, Section 2.24 of the Company Disclosure Letter includes the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of Company with respect to royalties, or the outstanding amounts to be paid by the OCS to Company and the composition of such obligations or amount by the product or product family to which it relates. Company is in compliance, in all material respects, with the terms and conditions of their respective Grants and, except as disclosed in Section 2.24 of the Company Disclosure Letter hereto, have duly fulfilled, in all material respects, all the undertakings relating thereto. Company is not aware of any event or other set of circumstances which might lead to the revocation or material modification of any of the Grants. Subject to the receipt of the approvals set forth in Section 2.24 of the Company's Disclosure Letter and compliance by the Surviving Corporation with the applicable requirements and conditions, to the Company's knowledge, the consummation of the Merger will not adversely affect the remaining duration of any material tax incentive granted to the Company or require any recapture of any previously claimed incentive, and no consent or approval of any Governmental Entity is required, other than as contemplated by the Disclosure Letter, prior to the consummation of the Merger in order to preserve the entitlement of the Surviving Corporation or its subsidiaries to any such incentive.

    2.25 POOLING OF INTERESTS. Neither Company nor, to Company's knowledge, any of its directors, officers or affiliates has taken any action which would interfere with (i) Parent's ability to account for the Merger as a pooling of interests or (ii) Parent's, Surviving Corporation's or Company's ability to continue to account for as a pooling of interests any past acquisition by Company currently accounted for as a pooling of interests.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub jointly and severally represent and warrant to the Company, subject to such exceptions as are specifically disclosed in writing (with reference to the specific sections of this Agreement to which each such exception applies) in the disclosure letter supplied by Parent to the Company, dated as of the date hereof and signed by a duly authorized officer of Parent (the "PARENT DISCLOSURE LETTER"), which disclosure shall provide an exception to or otherwise qualify or respond to the representations or warranties of Parent and Merger Sub specifically referred to in such disclosure and any other representation or warranty of Parent and Merger Sub to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other representation or warranty, as follows:

    3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, be material to Parent. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and, where applicable, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Merger Sub is a newly incorporated Israeli corporation. Except in connection with this Agreement, Merger Sub has not conducted any operations nor entered into any agreements, nor will it do either prior to the Effective Time. Merger Sub has no obligations or liabilities, either accrued, absolute, contingent or otherwise, nor will it have any such obligations or liabilities prior to the Effective Time or the earlier termination of the Agreement.

    3.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Parent has previously furnished to Company complete and correct copies of its Certificate of Incorporation and Bylaws as amended to date (together, the "PARENT CHARTER DOCUMENTS") and the Articles of Association of Merger Sub. Such Parent Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents, and no subsidiary of Parent is in violation of any of its equivalent organizational documents.

    3.3  CAPITALIZATION.  The authorized capital stock of Parent consists of
(i) 175,000,000 shares of Parent Common Stock, par value $0.0005 per share, and
(ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share ("PARENT PREFERRED STOCK"). As of the close of business on December 4, 2000, 75,540,963 shares of Parent Common Stock were issued and outstanding. As of the date hereof, no shares of Parent Preferred Stock were issued or outstanding. As of December 4, 2000, Parent had reserved an aggregate of 19,177,576 shares of Parent Common Stock for issuance pursuant to Parent's 1996 Stock Incentive Plan, ViaVideo 1996 Stock Option/Stock Issuance Plan, under which options to purchase 10,076,454 shares were outstanding, and 1,157,194 shares of Parent Common Stock were available for issuance pursuant to the Parent Employee Stock Purchase Plan. Except as set forth in the immediately preceding sentence, no shares of capital stock or other equity securities of Parent are issued, reserved for issuance or outstanding except as set forth in the Parent SEC Reports and except for the Rights. Under the Rights Agreement, until the distribution date, (i) the Rights will be evidenced (subject to the provisions of Section 3(b) and 3(c) thereof) by the certificates for Parent Common Stock registered in the names of the holders of thereof (which certificates shall also be deemed to be Rights Certificates, as such term is defined in the Rights

Agreement) and not by separate Rights Certificates and (ii) the right to receive Rights Certificates will be transferable only in connection with the transfer of Parent Common Stock. The authorized capital stock of Merger Sub consists of 1,000 Ordinary Shares, NIS 1.00 par value per share, of which, as of the date hereof, ten (10) Ordinary Shares are issued and outstanding. All of the outstanding shares of Parent's and Merger Sub's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of Parent Common Stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock (other than directors' qualifying shares) of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares) are owned by Parent or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever.

    3.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and by Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Parent and by Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes a legal and binding obligation of Parent and of Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors' rights generally and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

    3.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

        (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not, (i) conflict with or violate the Parent Charter Documents or equivalent organizational documents or any of Parent's subsidiaries,
    (ii) subject to obtaining the consents, approvals, authorizations and permits, and making the registrations, filings and notifications set forth in Section 3.5(b) below (or Section 3.5(b) of the Parent Disclosure Letter), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which it or their respective properties are bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any such subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii) individually or in the aggregate, (A) reasonably be expected to have a Material Adverse Effect on Parent or (B) prevent or materially delay consummation of the Merger or otherwise prevent Parent or Merger Sub from performing its obligation under this Agreement.

        (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act and of foreign governmental entities and the rules and regulations thereunder, the rules and regulations of Nasdaq, (ii) filings with the Investment Center, (iii) consent of the OCS, (iv) consent or any approval of the Israeli Commissioner of Restrictive Trade Practices, if necessary, (v) the Israeli Securities exemption as defined in Section 5.5 and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, (A) reasonably be expected to have a Material Adverse Effect on Parent or (B) would not prevent or materially delay consummation of the Merger or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.

    3.6  SEC FILINGS; FINANCIAL STATEMENTS.

        (a) Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after December 31, 1999 and prior to the date of this Agreement (the "PARENT SEC REPORTS"), which are all the forms, reports and documents required to be filed by Parent with the SEC since such date. The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (and if any Parent SEC Report filed prior to the date of this Agreement was amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment or superceded filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

        (b) At their respective dates, each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

        (c) Parent has previously furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed as of the date hereof, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

    3.7 NO UNDISCLOSED LIABILITIES. Neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except (i) liabilities provided for in Parent's balance sheet as of September 30, 2000 or (ii) liabilities incurred since September 30, 2000 in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent and its subsidiaries, taken as a whole.

    3.8 ABSENCE OF LITIGATION. Except as specifically disclosed in the Parent SEC Reports as of the date hereof, there are no claims, actions, suits or proceedings that have a reasonable likelihood of success on the merits pending or, to the knowledge of Parent, threatened (or to the knowledge of Parent, any governmental or regulatory investigation pending or threatened) against Parent or any property or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, except for those claims, actions, suits or proceedings which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

    3.9 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statement/Prospectus will, at the date or dates mailed to the shareholders of Company, at the time of the Company General Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in any amendment to the S-4 or a supplement to the Proxy Statement/Prospectus, Parent shall inform Company as soon as reasonably practicable after such discovery. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

    3.10 POOLING OF INTERESTS. Neither Parent nor, to Parent's knowledge, any of its directors, officers or affiliates has taken any action which would interfere with Parent's ability to account for the Merger as a pooling of interests.

    3.11  COMPLIANCE; PERMITS.

        (a) Except as set forth in Section 3.11(a) of the Parent Disclosure Letter, neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound, except for any conflicts, defaults or violations that (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on Parent. No investigation or review by any governmental or regulatory body or authority is, to the knowledge of Parent, pending or threatened against Parent or its subsidiaries, nor to the knowledge of Parent has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        (b) Except as set forth in Section 3.11(a) of the Parent Disclosure Letter, Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals and other authorizations from governmental authorities which are material to the operation of the business of Parent and its subsidiaries taken as a whole (collectively, the "PARENT PERMITS"). Parent and its subsidiaries have been and are in compliance in all material respects with the terms of the Parent Permits and any conditions placed thereon.

    3.12 NO PRIOR ACTIVITIES. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind or entered into any Agreement or arrangement with any person.

    3.13 OBLIGATIONS TO CREDITORS. Parent and Merger Sub intend that the Surviving Corporation be able to fulfill the obligations of Company and Merger Sub to creditors on an ongoing basis following the

Closing and do not intend to take any action following the Closing which would impair the ability of the Surviving Corporation to fulfill such obligations.

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1 CONDUCT OF BUSINESS BY COMPANY. Except as contemplated by this Agreement, disclosed in Section 4.1 of the Company Disclosure Letter or consented to by Parent in writing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, commence and diligently pursue the preparation of (together with its independent public accountants) the audit of its financial statements as of and for the year ended December 31, 2000, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings. In addition, Company will promptly notify Parent of any material event involving its business or operations.

    In addition, except as permitted by the terms of this Agreement and except as provided in Section 4.1 of the Company Disclosure Letter, without the prior written consent of Parent, (which consent, or refusal thereof, shall not be unreasonably delayed and, in the case of subsections (m), (r) and (t), which consent shall not be unreasonably withheld) during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

        (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

        (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or written policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof, or, except as permitted by Section 4.1(f), grant any equity-based compensation, whether payable in cash or stock;

        (c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into any agreements or make other commitments or arrangements to grant, transfer or license to any person future patent rights, other than non-exclusive licenses granted to resellers and end users in the ordinary course of business consistent with past practices;

        (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

        (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof (or any such agreements entered into in the ordinary course consistent with past practice by Company with employees hired after the date hereof);

        (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of such capital stock or any securities convertible into shares of such capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance delivery and/or sale of (i) shares of Company Shares pursuant to the exercise of stock options and warrants outstanding as of the date of this Agreement and (y) the granting of stock options to newly hired non-officer level employees, in the ordinary course of business and consistent with the Company's past practices after the closing of its initial public offering, including as to vesting schedules.

        (g) Cause, permit or propose any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

        (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization, entity or division thereof, or otherwise acquire or agree to acquire all or substantially all of the assets of any of the foregoing, enter into any joint ventures, strategic partnerships or alliances;

        (i) Sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer any properties or assets or any interest therein other than sales and licenses in the ordinary course of business consistent with past practice, except for the sale, lease or disposition (other than through licensing permitted by clause (c)) of property or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries, taken as a whole; modify, amend or terminate any existing material lease, license or contract affecting the use, possession or operation of any such properties or assets; grant or otherwise create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any owned property or leased property or any material part thereof; commit any waste or nuisance on any such property; or make any material changes in the construction or condition of any such property;

        (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case other than in connection with the financing of ordinary course trade payables, or the collection of accounts receivable, notes or commercial paper, consistent with past practice;

        (k) Adopt or amend any Company Employee Plan; or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will" and who are not officers of the Company); pay any special bonus or special remuneration to any director or employee; or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by law, provided, that the Company may increase the salaries or wage rates of non-officer level employees in the ordinary course of business consistent with past practices;

        (l) (i) Pay, discharge, settle or satisfy any litigation (whether or not commenced prior to the date of this Agreement) or any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms in existence as of the date hereof, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary;

        (m) Make any individual or series of related payments outside of the ordinary course of business in excess of $100,000;

        (n) Modify, amend or terminate any material contract or agreement to which Company or any subsidiary thereof is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

        (o) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

        (p) Enter into, renew or modify any contracts, agreements or obligations relating to the distribution, sale, license or marketing by third parties of the products of the Company or any of its subsidiaries, or products licensed by the Company or any of its subsidiaries, other than nonexclusive contracts, agreements or arrangements entered into in the ordinary course of business that can be terminated or cancelled by the Company without penalty or further payment and without more than 60 days' notice;

        (q) Engage in any action with the intent to, directly or indirectly, adversely impact or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement; or

        (r) Hire any officer, or hire any non-officer level employee with an annual compensation level in excess of $250,000;

        (s) Other than (i) fees payable to pursuant to the engagement letter referred to in Section 2.16 hereof and (ii) fees payable to legal, accounting and other professional service advisors as disclosed in
    Section 4.1(s) of the Company Disclosure Letter, make any individual or series of related payments outside of the ordinary course of business (including payments to legal, accounting or other professional service advisors) in excess of $250,000 in the aggregate;

        (t) Incur or enter into any agreement, contract or commitment requiring Company or any of its subsidiaries to pay in excess of $500,000 over the term of such agreement, contract or commitment, other than for the purchase of inventory or raw materials in the ordinary course of business;

        (u) Engage in any action that could reasonably be expected to (i) cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code or (ii) interfere with Parent's ability to account for the Merger as a pooling of interests, whether or not (in each case) otherwise permitted by the provisions of this Article IV;

        (v) Make any Tax election or accounting method change inconsistent with past practice that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Company or any of its subsidiaries, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes;

        (w) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through (v) above.

    4.2 CONDUCT OF BUSINESS BY PARENT. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement and except as provided in Section 4.2 of the Parent Disclosure Letter, without the prior written consent of Company (which consent, or refusal thereof, shall not be unreasonably delayed), Parent shall not do any of the following and shall not permit its subsidiaries to do any of the following:

        (a) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, unless the Exchange Ratio shall be appropriately adjusted pursuant to Section 1.6(d) hereof;

        (b) Engage in any action with the intent to, or which would, directly or indirectly, adversely impact or materially delay the consummation of the Merger;

        (c) Engage in any action that could reasonably be expected to (i) cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code or (ii) interfere with Parent's ability to account for the Merger as a pooling of interests; or

        (d) Agree in writing or otherwise to take any of the actions described in Section 4.2(a) through (c) above.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1  PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT.

        (a) As promptly as practicable after the execution and delivery of this Agreement, Company and Parent shall prepare and file with the SEC the Proxy Statement/Prospectus, and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Company and Parent shall promptly provide to the other all such information concerning its business and financial statements and affairs as reasonably may be required or appropriate for inclusion in the Proxy Statement/Prospectus or the Form S-4, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other party's counsel and auditors in the preparation of the Proxy Statement/Prospectus and the Form S-4. Each of Company and Parent shall respond to any comments of the SEC and shall use its respective commercially reasonable efforts to have the Form S-4 declared or ordered effective under the Securities Act as promptly as practicable after such filing, and Company shall cause the Proxy Statement/Prospectus to be mailed to its shareholders at the earliest practicable time after the Form S-4 is declared or ordered effective by the SEC. As promptly as practicable after the date of this Agreement, each of Company and Parent shall prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign, state "blue sky" or related laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of Company and Parent shall notify the other promptly upon the receipt of any comments or written communication from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Form S-4, the Proxy Statement/Prospectus or any Other Filing, or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Form S-4, the Proxy Statement/Prospectus, the Merger or any Other Filing. Parent and Company will provide reasonable representations to the tax counsels or other advisors who prepare the tax disclosure to be made in the Proxy Statement/Prospectus and the

    Form S-4. All filings by Parent and Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement/Prospectus, the Form S-4 and any amendment or supplement thereto, and all Other Filings, with the exception of proxy statements, information statements and periodic reports filed by Parent under the Exchange Act, shall be subject to the prior review of the other. Each of Company and Parent shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this SECTION 5.1(A) to comply as to form and substance in all material respects with the applicable requirements of law and the rules and regulations promulgated thereunder, including (i) the Exchange Act, (ii) the Securities Act, (iii) the rules and regulations of Nasdaq and (iv) the requirements of the Israeli Companies Law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Form S-4 or any Other Filing, Company or Parent, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the shareholders of Company, such amendment or supplement.

        (b) The Proxy Statement/Prospectus shall include (i) the unanimous recommendation of the Board of Directors of Company to Company's shareholders that they vote in favor of approval of this Agreement and the Merger, unless the Board of Directors of Company shall have withheld, withdrawn, amended, modified or changed its recommendation in compliance with Sections 5.3(c) and 5.7 of this Agreement, and (ii) the opinion of CIBC World Markets referred to in SECTION 2.20 hereof; PROVIDED, HOWEVER, that the Board of Directors of Company shall submit this Agreement to Company's shareholders whether or not at any time subsequent to the date hereof such board determines that it can no longer make such recommendation.

    5.2 MERGER PROPOSAL. As promptly as practicable after the execution and delivery of this Agreement, (a) Company and Merger Sub shall cause a merger proposal (in the Hebrew language) in the form agreed to by such parties (the "MERGER PROPOSAL") to be executed in accordance with Section 316 of the Israeli Companies Law, (b) Company shall call the Company General Meeting, and (c) each of the Company and Merger Sub shall deliver the Merger Proposal to the Companies Registrar. Company and Merger Sub shall cause a copy of the Merger Proposal to be delivered to each of their secured creditors, if any, no later than three days after the date on which the Merger Proposal is delivered to the Companies Registrar and shall promptly inform their non-secured creditors of the Merger Proposal and its contents in accordance with Section 318 of the Israeli Companies Law and the regulations promulgated thereunder. Promptly after Company and Merger Sub shall have complied with the preceding sentence and with subsections (i) and (ii) below, but in any event no more than three days following the date on which such notice was sent to the creditors, Company and Merger Sub shall inform the Companies Registrar, in accordance with
Section 317(b) of the Companies Law, that notice was given to their creditors under Section 318 of the Israeli Companies Law and the regulations promulgated thereunder. In addition to the above, each of Company and, if applicable, Merger Sub shall:

           (i) Publish a notice to its creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the Companies Registrar, the Company's registered offices or at such other locations as Company shall determine, in (A) two daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Companies Registrar and (B) a popular newspaper in the United States, no later than three business days following the day on which the Merger Proposal was submitted to the Companies Registrar;

           (ii) Within three business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the substantial creditors (as such term is defined in the regulations promulgated under the Israeli Companies Law) that Company is aware of, in which it shall state that a Merger Proposal was submitted to the Companies

       Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in subsection (i) above; and

          (iii) If it employs 50 or more persons, send to the "workers committee" or display in a prominent place at the Company's premises, a copy of the notice published in a daily Hebrew newspaper (as referred to in subsection (i)(A) above), no later than three business days following the day on which the Merger Proposal was submitted to the Companies Registrar.

    5.3  COMPANY GENERAL MEETING.

        (a) Company shall take all action necessary under all applicable legal requirements to call (promptly after the execution and delivery of this Agreement), give notice of and hold a shareholders' meeting to vote on the proposal to approve this Agreement and the Merger (the "COMPANY GENERAL MEETING"). Subject to the notice requirements of the Israeli Companies Law and the rules and regulations promulgated thereunder, and the Articles of Association of Company, and the Form S-4 becoming effective, the Company General Meeting shall be held (on a date selected by Company in consultation with Parent) as promptly as practicable after the date hereof. Subject to the terms of SECTION 5.3(C) hereof, Company shall use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger. Company shall call, notice, convene, hold and conduct the Company General Meeting and solicit all proxies in connection with the Company General Meeting, in compliance in all material respects with all applicable legal requirements, including the Israeli Companies Law, the Articles of Association of Company, and the rules of Nasdaq. In the event that Parent, or any affiliate thereof as defined in the Israeli Companies Law, shall cast any votes in respect of the Merger, Parent shall, prior to such vote, disclose to Company its interest or its affiliates respective interests in such shares so voted. Company may adjourn or postpone the Company General Meeting (i) if and to the extent necessary to provide any necessary supplement or amendment to the Proxy Statement/Prospectus to Company's shareholders in advance of a vote on this Agreement and the Merger, or (ii) if, as of the time for which the Company General Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company General Meeting. Notwithstanding anything to the contrary contained in this Agreement, Company's obligation to call, give notice of, convene and hold the Company General Meeting in accordance with this SECTION 5.3(A) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal (as defined below), or by any withholding, withdrawal, amendment, modification or change of the recommendation of the Board of Directors of Company with respect to this Agreement and/or the Merger.

        (b) Unless the Board of Directors of Company shall have withheld, withdrawn, amended, modified or changed its recommendation of this Agreement and the Merger in compliance with Section 5.3(c) hereof: (i) the Board of Directors of Company shall unanimously recommend that Company's shareholders vote in favor of and approve this Agreement and the Merger at the Company General Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Company has unanimously recommended that Company's shareholders vote in favor of and approve this Agreement and the Merger at the Company General Meeting; and
    (iii) neither the Board of Directors of Company nor any committee thereof shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of Company that Company's shareholders vote in favor of and approve this Agreement and the Merger. For all purposes of and under this Agreement, the foregoing recommendation of the Board of Directors of Company shall be deemed to have been modified in a manner adverse to Parent if such recommendation by the Board of Directors of Company or any committee thereof shall no longer be unanimous.

        (c) Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending, modifying or changing its unanimous recommendation in favor of the approval of this Agreement and the Merger and recommending a Superior Proposal (as defined below) if (i) a Superior Proposal is made to Company and is not withdrawn, (ii) neither Company nor any of its representatives shall have violated the terms of
    SECTION 5.7 hereof, and (iii) the Board of Directors of Company reasonably concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment, modification or changing of such recommendation and recommending such Superior Proposal are required in order for the Board of Directors of Company to comply with its fiduciary obligations under Israeli law; PROVIDED, HOWEVER, that prior to publicly withholding, withdrawing, amending, modifying or changing its recommendation in favor of the approval of this Agreement and the Merger, Company shall have given Parent at least two (2) business days prior written notice (or such lesser prior notice as provided to the members of Company's Board of Directors) thereof and the opportunity to meet with Company and its counsel. Nothing contained in this
    SECTION 5.3 shall limit Company's obligation to hold and convene the Company General Meeting (regardless of whether the unanimous recommendation of the Board of Directors of Company shall have been withheld, withdrawn, amended, modified or changed pursuant hereto).

        (d) No later than three days after the approval of the Merger by Company's shareholders at the Company General Meeting, Company shall (in accordance with Section 317(b) of the Companies Law) inform the Companies Registrar of the decision of the Company General Meeting with respect to the Merger.

    5.4  NOTIFICATION.

        (a) Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in
    Section 6.3(a) or 6.3(b) would not be satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        (b) Parent shall give prompt notice to Company upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    5.5  ISRAELI APPROVALS.

        (a) GOVERNMENT FILINGS. Each party to this Agreement shall use all commercially reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to or filed by such party with any Israeli Governmental Entity with respect to the Merger. Without limiting the generality of the foregoing:

           (i) as promptly as practicable after the date of this Agreement, Company and Parent shall prepare and file the notifications required under the Israeli Restrictive Trade Practices Law in connection with the Merger;

           (ii) Company and Parent shall respond as promptly as practicable to any inquiries or requests received from the Israeli Restrictive Trade Practices Commissioner for additional information or documentation; and

          (iii) Company shall use all reasonable efforts to obtain, as promptly as practicable after the date of this Agreement, the following consents, and any other consents that may be required in connection with the
       Merger: (i) approval of the OCS and (ii) approval of the Investment Center. In this connection, if required, Parent shall provide to the OCS and the Investment Center any information reasonably requested by such authorities and shall, without limitation of the foregoing, execute an undertaking in customary form in which Parent undertakes to comply with the OCS laws and regulations and confirm to the OCS and the Investment Center that Company shall continue after the Effective Time to operate in a manner consistent with its previous undertakings to the OCS and the Investment Center.

        (b) LEGAL PROCEEDINGS. Each party to this Agreement shall (i) give the other parties prompt notice of the commencement of any legal proceeding by or before any Israeli Governmental Entity with respect to the Merger,
    (ii) keep the other parties informed as to the status of any such legal proceeding and (iii) promptly inform the other parties of any communication to the Israeli Restrictive Trade Practices Commissioner, the OCS, the Investment Center, the Israel Securities Authority, the Companies Registrar or any other Israeli Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement. The parties to this Agreement will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli legal proceeding relating to the Merger. In addition, except as may be prohibited by any Israeli Governmental Entity or by any Israeli legal requirement, in connection with any such legal proceeding under or relating to the Israeli Restrictive Trade Practices Law or any other Israeli antitrust or fair trade law, each party hereto will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli Governmental Entity in connection with any such legal proceeding.

        (c) ISRAELI INCOME TAX RULING. As soon as reasonably practicable after the execution of this Agreement, the Company shall cause the Company's Israeli counsel, advisors and accountants to prepare and file with the Israeli Income Tax Commissioner an application for a ruling: (i) deferring any obligation to pay capital gains tax on the exchange of the Company Shares in the Merger until the earlier of two (2) years after the Closing or the date on which a shareholder sells the shares of Parent Common Stock received as of the Closing, and (ii) confirming that the conversion of the Company Options into options to purchase shares of Parent Common Stock (the "Assumed Options") will not result in a requirement for an immediate Israeli tax payment and that the Israeli taxation will be deferred until the exercise of the Assumed Options, or in the event of Assumed Options which are part of a "Section 102 Plan," until the actual sale of the shares of Parent Common Stock by the option holders, provided that any ruling that is substantially similar to the foregoing will be sufficient to comply with the conditions set forth in this clause and provided further that Parent is reasonably satisfied that, in light of such ruling, Parent is not required to withhold any Taxes in respect of the issuance of Parent Common Stock to any holder of Shares in connection with the Merger (the "ISRAELI INCOME TAX RULING"). Each of the Company and Parent shall cause their respective Israeli counsel to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Income Tax Ruling. Subject to the terms and conditions hereof, the Company shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Income Tax Rulings, or as appropriate the confirmation referred to in Section 6.3(d), as promptly as practicable. Notwithstanding any provisions contained in Section 4.1 hereof to the contrary, Company shall be permitted to comply with any conditions contained in the ruling described in this Section 5.5 or reasonable requests made by the Israeli Tax Commissioner in connection with its delivery of such ruling; PROVIDED, HOWEVER, (i) that Company shall give Parent at least three (3) days written notice of any such conditions or requests prior to compliance with such conditions or requests, and (ii) that in no event shall Company comply with any such condition or request in the event any such condition or request might reasonably be expected to (A) have a Material Adverse Effect on Company, (B) prohibit or impair any business practice of the Company, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company of any of its subsidiaries, or
    (C) adversely impact or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

        (d) ISRAELI SECURITIES LAW EXEMPTION. As soon as reasonably practicable after the execution of this Agreement, Parent shall (i) prepare and file with the Israeli securities authority ("ISA") an application for an exemption from the requirements of the Israeli Securities Law, 1968 concerning the publication of a prospectus in respect of the exchange of the Company Stock Options for the assumed Options, pursuant to Section 15D of the Securities Law of Israel and (ii) if required by the Israeli Securities Law, 1968, prepare and file with the ISA an application for an exemption from the requirements of the Israeli Securities Law, 1968 concerning the publication of a prospectus, or an application for a pre-ruling regarding no action by the ISA, in respect of the exchange of the Company Shares for the Parent Common Stock, and the exchange of the Company Warrants for the assumed Warrants (the "ISRAELI SECURITIES EXEMPTION"). Each of Parent and the Company shall cause their respective Israeli counsel to coordinate all activities, and to cooperate with each other, with respect to the determination of such facts as are required to assess Parent's obligations under the Israeli Securities Law, 1968, and with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Securities Exemption. Subject to the terms and conditions hereof, Parent shall use its reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Securities Exemption as promptly as practicable.

    5.6 CONFIDENTIALITY; ACCESS TO INFORMATION. The parties acknowledge that Company and Parent have previously executed a Confidentiality Agreement, dated as of November 20, 2000 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms except as otherwise provided herein. Each of Parent and Company will afford the other party and the other party's accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning the business, including, without limitation, the status of product development efforts, properties, results of operations and personnel, as the other may reasonably request. Each of the parties hereto will hold, and will cause its accountants, counsel and other representatives to hold, in confidence all documents and information furnished to it by or on behalf another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of the Confidentiality Agreement. No information or knowledge obtained by a party in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    5.7  NO SOLICITATION.

        (a) From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement pursuant to
    Article VII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, or take any action intended to encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) engage or participate in any discussions or negotiations with any person regarding, or furnish to any person any information with respect to, or take any other action intended to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal without complying with
    Section 5.3(c) or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below); PROVIDED, HOWEVER, that prior to the approval of this Agreement and the Merger by the requisite vote of the shareholders of Company, nothing contained in this Agreement shall prohibit the Board of Directors of Company from (i) complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or Section 329 of the Israeli Companies Law with regard to a tender or exchange offer or
    (ii) in response to an unsolicited, bona fide written Acquisition Proposal that is not withdrawn and that Company's Board of Directors reasonably concludes constitutes a Superior Proposal (as defined below), engaging or participating in discussions or negotiations with and furnishing information to the person making such Acquisition Proposal if (A) the Board of Directors of the Company determines in good faith after consultation with its outside legal counsel that that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations under Israeli law, (B) (x) at least two (2) days prior to furnishing any such information to, or entering into discussions or negotiations with, such party, Company gives Parent written notice of the identity of such person or group and of Company's intention to furnish information to, or enter into discussions or negotiations with, such party and (y) Company receives from such party an executed confidentiality agreement at least as restrictive (after giving effect to Section 7.2 hereof) as the Confidentiality Agreement, and
    (C) contemporaneously with furnishing any such information to such party, Company furnishes such information to Parent (to the extent such information has not been previously furnished by the Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this
    Section 5.7 by any officer or director of Company or any of its subsidiaries or any investment banker or attorney of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.7 by Company.

        For purposes of this Agreement, (i) "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement;
    (ii) "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) the acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of the Company; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company; and (iii) "SUPERIOR PROPOSAL" shall mean any bona fide, unsolicited written Acquisition Proposal involving the acquisition of all outstanding voting securities of the Company with respect to which (A) if any cash consideration is involved, shall not be subject to any financing contingency, and with respect to which Company's Board of Directors shall have reasonably determined (taking into account the advice of Company's financial advisors) that the acquiring party is capable of consummating the proposed Acquisition Transaction on the terms proposed, and (B) Company's Board of Directors shall have reasonably and in good faith determined that the proposed Acquisition Transaction provides greater value to the shareholders of Company than the Merger (taking into account the advice of Company's financial advisors).

        (b) In addition to the obligations of Company set forth in paragraph (a) of this Section 5.7, Company as promptly as practicable, and in any event within 24 hours, shall advise Parent orally and in writing of
    (i) any request for information which Company reasonably believes would lead to an Acquisition Proposal, or (ii) the receipt of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably believes would lead to any Acquisition Proposal; (iii) the material terms and conditions of such request, Acquisition Proposal or inquiry; and (iv) the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company shall keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. In addition to the foregoing, Company shall (i) provide Parent with at least 48 hours prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors but in no event less than eight hours) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider an Acquisition Proposal and (ii) provide Parent with at least one (1) business day prior written notice of a meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to recommend a Superior Proposal to its shareholders and together with such notice a copy of the definitive documentation relating to such Superior Proposal.

    5.8 PUBLIC DISCLOSURE. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or quotation system (including Nasdaq), in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

    5.9  COMMERCIALLY REASONABLE EFFORTS; REGULATORY FILINGS.

        (a) Subject to the terms and conditions set forth in this Agreement, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) causing the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this

    Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Company shall have any obligation under this Agreement: (i) to dispose or transfer or cause any of its subsidiaries to dispose of or transfer any assets, or to commit to cause Company to dispose of any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product or service, or to commit to cause Company to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any person, any technology, software or other proprietary asset, or to commit to cause Company to license or otherwise make available to any Person any technology, software or other proprietary asset; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause Company to hold separate any assets or operations; (v) to make or cause any of its subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of Company; or (vi) to contest any legal proceeding relating to the Merger, except, in the case of any action described in clauses (i) through (vi) of this sentence, where such action would not, in Parent's sole good faith judgement, be reasonably expected to be burdensome to Parent, Company and their subsidiaries taken as a whole, or, in the case of any action described in clause (vi) of this sentence, if Company determines in good faith that contesting such legal proceeding might not be advisable.

        (b) As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and
    (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; PROVIDED, HOWEVER, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock which Parent, in the good faith exercise of its reasonable judgment, reasonably expects to be burdensome to Parent, Company and their subsidiaries, taken as a whole.

    5.10 THIRD PARTY CONSENTS. As soon as practicable following the date hereof, Parent and Company will each use their respective commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, all of which are set forth on Section 2.5 of the Company Disclosure Letter.

    5.11  STOCK OPTIONS AND EMPLOYEE BENEFITS.

        (a) STOCK OPTIONS. At the Effective Time, each outstanding option to purchase Company Shares (each, a "COMPANY STOCK OPTION"), whether or not granted under the Company Option Plans, whether or not vested, shall by virtue of the Merger be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions), except that
    (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of Company Shares that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per Company Share at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Parent shall comply with the terms of all such Company Stock Options and use its best efforts to ensure, to the extent required by, and subject to the provisions of, the Company Option Plans and permitted under the Code or other relevant laws and regulations that any Company Stock Options that qualified for tax treatment under Section 424(b) of the Code prior to the Effective Time and that any Company Stock Options that qualified for tax treatment under
    Section 102 of the Israel Tax Ordinance prior to the Effective Time continue to so qualify after the Effective Time. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of all Company Stock Options on the terms set forth in this Section 5.11(a).

        (b) 401(K) PLAN. Company shall terminate, effective as of the day immediately preceding the Effective Time, any and all 401(k) plans unless Parent provides notice to Company, no less than ten (10) business days prior to the Effective Time, that such 401(k) plan(s) shall not be terminated. Parent shall receive from Company evidence that Company's plan(s) and/or program(s) have been terminated pursuant to resolutions of each such entity's Board of Directors (the form and substance of such resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Effective Time.

    5.12 FORM S-8. Parent agrees to file a registration statement on Form S-8 (or a Form S-8/S-3, if applicable) for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options as soon as is reasonably practicable after the Effective Time.

    5.13  COMPANY WARRANTS.

        (a) At the Effective Time, each outstanding Company Warrant, whether or not exercisable, will be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Warrant immediately prior to the Effective Time, except that (i) each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Shares that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent. As soon as reasonably practicable after the Effective Time, Parent will issue to each holder of an outstanding Company Warrant a notice describing the foregoing assumptions of such Company Warrant by Parent.

        (b) Parent will reserve sufficient shares of Parent Common Stock for issuance under Section 5.13(a) and under Section 1.6(e) hereof.

    5.14  INDEMNIFICATION.

        (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers in effect immediately prior to the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under the Company Charter Documents as in effect on the date hereof to the maximum extent permitted by law. The Articles of Association of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law.

        (b) For a period of three (3) years after the Effective Time, Parent will cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy in an amount and on terms no less advantageous, when taken as a whole, to those applicable to the current directors and officers of the Company; PROVIDED, HOWEVER, that in no event will Parent or the Surviving Corporation be required to expend more than $750,000, in the aggregate, for such coverage (and if the cost for such coverage is in excess of such amount the Surviving Corporation shall only be required to maintain such coverage as is available for such amount).

        (c) In the event the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, assume or continue the obligations set forth in this Section 5.14.

        (d) The provisions of this Section 5.14 shall survive the consummation of the Merger at the Effective Time and continue for the periods specified in this Section 5.14 and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their respective heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

    5.15 NASDAQ LISTING. Parent shall cause the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, to be approved for listing or trading on Nasdaq prior to the Effective Time.

    5.16  COMPANY AFFILIATE AGREEMENT.

        (a) Set forth in Section 5.16 of the Company Disclosure Letter is a list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act or Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations (each, a "COMPANY AFFILIATE"). Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Company shall use its commercially reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Company Affiliate who has not delivered a Company Affiliate Agreement on or prior to the date hereof, an executed Company Affiliate Agreement.

        (b) Set forth in Section 5.16 of the Parent Disclosure Letter is a list of those persons who may be deemed to be, in Parent's reasonable judgment, affiliates of Parent within the meaning of Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations (each, a "PARENT AFFILIATE"). Parent shall use its commercially reasonable efforts to obtain and provide a copy to

    Company, as promptly as practicable on or following the date hereof, from each Parent Affiliate who has not delivered a Parent Affiliate Agreement on or prior to the date hereof, an executed Parent Affiliate Agreement.

    5.17 POOLING OF INTERESTS. Each of Parent and Company shall use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

    5.18 MERGER SUB APPROVAL. Parent (as the sole stockholder of Merger Sub) shall approve the Merger at a general meeting of Merger Sub. No later than the later to occur of (i) the second business day after the satisfaction or waiver of the conditions set forth in Article VI or (ii) the 71st day after the delivery of the Merger Proposal, Merger Sub shall (in accordance with Section 317(b) of the Israeli Companies Law and the regulations thereunder) inform the Companies Registrar of the decision of Merger Sub's general meeting to approve the Merger.

    5.19 EZENIA! SETTLEMENT AGREEMENT. Company shall pay to Ezenia! Inc. ("EZENIA") the $6,000,000 payable to Ezenia pursuant to the Settlement Agreement dated June 16, 2000 between the Company and Ezenia at least one (1) business day prior to the Effective Time.

    5.20 REPAYMENT OF OCS GRANTS. Company shall repay all Grants from the OCS, including all principal, interest and any other amounts owed by Company to the OCS no later than December 31, 2000.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by mutual agreement of Parent and Company:

        (a) SHAREHOLDER APPROVAL. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the shareholders of Company.

        (b) REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT. The SEC shall have declared the Form S-4, and any required post-effective amendment to the Form S-4, effective. No stop order suspending the effectiveness of the Form S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

        (c) NO ORDER; HSR ACT. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or been terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

        (d) TAX OPINIONS. Parent and Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Testa, Hurwitz & Thibeault, LLP) dated as of the Closing Date, in form and substance reasonably acceptable to Parent and Company, respectively, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Closing Date, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, Wilson

    Sonsini Goodrich & Rosati, Professional Corporation, and Testa, Hurwitz & Thibeault, LLP may (i) require and rely upon (and may incorporate by reference) representations and covenants, including those contained in certificates of officers of Parent, Company, Merger Sub and others, and
    (ii) make such reasonable and customary assumptions as they may determine necessary. Such opinions shall not have been withdrawn; PROVIDED, HOWEVER, that if the counsel to either Parent or the Company shall not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party hereto shall render such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

        (e) ISRAELI GOVERNMENTAL ENTITY APPROVALS. All Israeli Governmental Entity approvals required pursuant to Israeli legal requirements for the consummation of the Merger shall have been obtained including, without limitation, approval of the OCS, the Investment Center and the Israeli Commissioner of Restrictive Trade Practices if required by applicable law; and receipt by the Parent of the Israel Securities Exemption.

    6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on Parent, (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) and for inaccuracies resulting from changes or actions contemplated or permitted by this Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties,
    (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

        (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

        (c) ISRAELI INCOME TAX RULING. The Company shall have obtained the Israeli Income Tax Ruling.

    6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on Company (i) PROVIDED, HOWEVER, such Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties contained in Section 2.3(a), 2.16, 2.20, and 2.25, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) and for inaccuracies resulting from changes or actions contemplated by this Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

        (b) AGREEMENTS AND COVENANTS. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

        (c) CONSENTS. The Company shall have obtained the consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby, which consents, waivers and approvals are set forth in Section 6.3(c) of the Company Disclosure Letter.

        (d) ISRAELI TAX RULING. Company shall have received from the Israeli Income Tax Commissioner either (i) the Israeli Income Tax Ruling satisfactory to Parent in accordance with Section 5.5(c) or
    (ii) confirmation of the mechanism for withholding taxes in connection with the Merger, which mechanism shall be reasonably acceptable to Parent.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of Company:

        (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

        (b) by either Company or Parent if the Merger shall not have been consummated by May 31, 2001 for any reason; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

        (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action shall have become final and nonappealable;

        (d) by either Company or Parent if the required approval of the shareholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Company General Meeting or at any adjournment thereof; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company or Parent where the failure to obtain Company shareholder approval shall have been caused by the action or failure to act of Company or Parent, respectively (including, in the case of Parent, the failure of Parent to vote the Company Shares subject to the Company Voting Agreements in favor of the Merger), and such action or failure to act constitutes a breach by Company or Parent, respectively, of this Agreement;

        (e) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED, that if such inaccuracy in Parent's or Merger Sub's representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub through the exercise of its or their commercially reasonable efforts, then Company may not terminate this Agreement under this
    Section 7.1(e) for thirty (30) days after delivery of written notice from Company to Parent of such breach or inaccuracy, as long as Parent and Merger Sub continue to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Company may not terminate this Agreement pursuant to this paragraph (e) if such breach or inaccuracy by Parent or Merger Sub is cured during such thirty (30)-day period);

        (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this
    Section 7.1(f) for thirty (30) days after delivery of written notice from Parent to Company of such breach, as long as Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (f) if such breach or inaccuracy by Company is cured during such thirty (30)-day period);

        (g) by Parent, if an event has occurred or a circumstance has arisen that would reasonably be expected to have a Material Adverse Effect on the Company that is not curable by the Company through the exercise of its commercially reasonable efforts; or

        (h) by Company, if an event has occurred or a circumstance has arisen that would reasonably be expected to have a Material Adverse Effect on Parent that is not curable by Parent through the exercise of its commercially reasonable efforts; or

        (i) by Parent if a Triggering Event (as defined below) shall have occurred.

    For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the approval of the Agreement or the Merger; (ii) Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of Company in favor of the approval of the Agreement and the Merger; (iii) Board of Directors of Company fails to reaffirm its recommendation in favor of the approval of the Agreement and the Merger within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement and during the pendency of an Acquisition Proposal; (iv) the Board of Directors of Company or any committee thereof shall have approved or recommended any Acquisition Proposal; (v) the provisions of Section 5.7 of this Agreement shall have been breached in any material respect; (vi) Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (vii) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent and Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act or
Section 329 of the Israeli Companies Law, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

    7.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(e) or Section 7.1(f) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice by the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Sections 5.6, 7.3 and Article VIII (General Provisions), each of which shall survive the termination of this Agreement (PROVIDED, HOWEVER, that the standstill provisions of the Confidentiality Agreement referred to in
Section 5.6 shall cease to be of any force or effect if this Agreement is terminated by Parent pursuant to Section 7.1(i)), and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

    7.3  FEES AND EXPENSES.

        (a) GENERAL. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; PROVIDED, HOWEVER, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Proxy Statement/ Prospectus (including any preliminary materials related thereto) and the Form S-4 (including financial statements and exhibits) and any amendments or supplements thereto and any fees required to be paid under the HSR Act.

        (b)  COMPANY PAYMENTS.

           (i) The Company shall pay to Parent in immediately available funds, within one (1) business day after demand by Parent, an amount equal to $9,500,000 (the "TERMINATION FEE") if this Agreement is terminated by Parent pursuant to Section 7.1(i); PROVIDED, HOWEVER, that the Termination Fee shall not be payable if this Agreement is terminated by Parent following the occurrence of a Triggering Event other than that specified in clause (v) of the definition thereof and, prior to such termination, the closing condition set forth in Section 6.1(a) shall have been satisfied.

           (ii) If (A) this Agreement is terminated by Parent or Company, as applicable, pursuant to Sections 7.1(b) or (d), (B) prior to such termination, there shall exist or have been publicly announced an Acquisition Proposal and (C) within nine (9) months following the termination of this Agreement a Company Acquisition (as defined below) is consummated or Company enters into an agreement or letter of intent providing for a Company Acquisition, or a third party commences a tender or exchange offer for a Company Acquisition, then Company shall pay Parent in immediately available funds at or prior to consummating such Company Acquisition, respectively, an amount equal to the Termination Fee.

          (iii) Company acknowledges that the agreements contained in this
       Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this
       Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Bank of America N.T. & S.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of the intentional or wilfull breach of any covenant or agreement set forth in this Agreement. For the purposes of this Agreement, "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Company of assets representing in excess of 50% of the aggregate fair market value of Company's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company.

    7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

    7.5 EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

    8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

        (a) if to Parent or Merger Sub, to:

           Polycom, Inc.
           1565 Barber Lane
           Milpitas, California 95035
           Attention: Chief Executive Officer
           Telecopy No.: (408) 526-9100

           with a copy to:

           Wilson Sonsini Goodrich & Rosati
           Professional Corporation
           650 Page Mill Road
           Palo Alto, California 94304-1050
           Attention: Mark A. Bertelsen, Esq.
           Telecopy No.:(650) 493-6811
           and to:

           Yigal Arnon & Co.
           22 Rivlin Street
           Jerusalem 91000, Israel
           Attention: Barry P. Levenfeld, Esq.
           Telecopy No.: (972-2) 623-9236

        (b) if to Company, to:

           Accord Networks Ltd.
           9040 Roswell Road, Suite 450
           Atlanta, Georgia 30350
           Attention: Chief Executive Officer
           Telecopy No.: (770) 641-4499

           with a copy to:

           Testa, Hurwitz & Thibeault, LLP
           125 High Street
           Boston, MA 02110
           Attention: Mark H. Burnett, Esq.
           Telecopy No.: (617) 248-7100

           and to:

           Doron Cohen--David Cohen Law Offices
           14 Abba Hillel Road
           Ramat-Gan Israel
           Attention: David Cohen, Esq.
           Telecopy No.: 011-972-3-753-1001

    8.3 INTERPRETATION; KNOWLEDGE. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

        (a) For purposes of this Agreement, the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, knowledge of the executive officers or directors of such party, provided that such persons shall have made due and diligent inquiry of those officers, directors and other managers of such party who report directly to such executive officers or directors and whom such executive officers reasonably believe would have actual knowledge of the matters represented.

        (b) The word "AGREEMENT" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding.

        (c) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

        (d) When used in connection with Parent, or Company, as the case may be, the term "MATERIAL ADVERSE EFFECT" means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such entity and its subsidiaries, taken as a whole; PROVIDED, HOWEVER, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (i) any change in such entity's stock price or trading volume or any failure by such entity to meet internal projections or forecasts or published revenue or earnings projections, in each case in and of itself; or (ii) any change or effect that results or arises from changes affecting any of the industries in which such entity operates generally or the United States economy generally (which changes or effects in each case do not materially disproportionately affect such entity); (iii) any change or effect that results or arises from changes affecting general worldwide economic or capital market conditions (which changes in each case do not materially disproportionately affect such entity) or (iv) any change or effect resulting from the disruption or loss of any existing or prospective customer, distributor or supplier relationships and any delays or cancellations in customer or distributor orders in that results from the public announcement or pendency of the transactions contemplated hereby.

        (e) The words "FOREIGN" and "DOMESTIC" when used herein shall be deemed a reference to a country outside the United States and the United States, respectively.

    8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts (including counterparts executed and delivered by facsimile, which shall be as counterparts executed and delivered manually), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    8.5 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement except as provided in Section 7.2 hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.11 and 5.14 hereof.

    8.6 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.7 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.8 APPLICABLE LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware; PROVIDED, HOWEVER, that (a) any matter involving the internal corporate affairs of Company or any party hereto shall be governed by the provisions of the jurisdictions of its incorporation and (b) the form and content of the Merger and the consequences of the filing thereof shall be governed by the Israeli Companies Law.

    8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    8.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                     *****

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                                      POLYCOM, INC.

                                                      By: /s/ ROBERT C. HAGERTY
                                                      -----------------------------------------------
                                                      Name: Robert C. Hagerty
                                                      -----------------------------------------------
                                                      Title: CEO
                                                      -----------------------------------------------

                                                      MERGER SUB LTD.

                                                      By: /s/ WILLIAM R. PAAPE
                                                      -----------------------------------------------
                                                      Name: William R. Paape
                                                      -----------------------------------------------
                                                      Title: Director
                                                      -----------------------------------------------

                                                      ACCORD NETWORKS LTD.

                                                      By: /s/ JULES L. DEVIGNE
                                                      -----------------------------------------------
                                                      Name: Jules L. DeVigne
                                                      -----------------------------------------------
                                                      Title: Chairman & CEO
                                                      -----------------------------------------------

             ***AGREEMENT AND PLAN OF MERGER AND REORGANIZATION***

                                                                       EXHIBIT A

                            COMPANY VOTING AGREEMENT

    THIS COMPANY VOTING AGREEMENT (this "AGREEMENT") is made and entered into as of December 5, 2000, between Polycom, Inc., a Delaware corporation ("PARENT"), and the undersigned shareholder (the "SHAREHOLDER") of Accord Networks Ltd., an Israeli corporation (the "COMPANY").

                                    RECITALS

    A. The Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Merger and Reorganization of even date herewith (the "REORGANIZATION AGREEMENT"), which provides for the merger (the "MERGER") of Merger Sub Ltd., a wholly-owned subsidiary of Parent ("MERGER SUB"), with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company shall be converted into common stock of Parent, as set forth in the Reorganization Agreement;

    B. Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of such number of ordinary shares of the outstanding capital stock of the Company and ordinary shares issuable upon exercise of outstanding options and/or warrants as is indicated on the signature page of this Agreement; and

    C. In consideration of the execution of the Reorganization Agreement by Parent, Shareholder (in its, his or her capacity as such) agrees to vote the Shares (as defined below) and other such shares of capital stock of the Company over which Shareholder has voting power so as to facilitate consummation of the Merger on the terms and subject to the conditions set forth in this Agreement.

    NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

    1. CERTAIN DEFINITIONS. Capitalized terms not defined herein shall have the meanings ascribed to them in the Reorganization Agreement. For purposes of this
Agreement:

        (a) "EXPIRATION DATE" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been terminated pursuant to
Article VII thereof, or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

        (b) "PERSON" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

        (c) "SHARES" shall mean: (i) all securities of the Company (including ordinary shares and all options, warrants and other rights to acquire ordinary shares) owned by Shareholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional Company ordinary shares and all additional options, warrants and other rights to acquire Company ordinary shares) of which Shareholder acquires ownership during the period from the date of this Agreement through the Expiration Date.

        (d) TRANSFER. A Person shall be deemed to have effected a "TRANSFER" of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

    2.  TRANSFER OF SHARES.

        (a) TRANSFEREE OF SHARES TO BE BOUND BY THIS AGREEMENT. During the period from the date of this Agreement through the Expiration Date, Shareholder shall not cause or permit any Transfer of any of the Shares to be effected unless such Transfer is in accordance with any affiliate agreement between Shareholder and Parent contemplated by the Reorganization Agreement and each Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have: (a) executed a counterpart of this Agreement and a proxy in the form attached hereto as EXHIBIT A (the "PROXY"); and (b) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

        (b) TRANSFER OF VOTING RIGHTS. During the period from the date of this Agreement through the Expiration Date, Shareholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Shareholder under this Agreement with respect to any of the Shares. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit Shareholder from granting any proxy with respect to the voting of any of the Shares on any matter other than approval and adoption of the Reorganization Agreement and the approval of the Merger, so long as any such proxy is not inconsistent with the obligations of Shareholder set forth in
Section 3 below.

    3. AGREEMENT TO VOTE SHARES. At every meeting of the Shareholders of the Company called, and at every adjournment thereof, and on every action or approval by written consent of the Shareholders of the Company, Shareholder (in his, her or its capacity as such) shall cause the Shares to be voted in favor of approval and adoption of the Reorganization Agreement and in favor of approval of the Merger. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Shareholder from acting in Shareholder's capacity as a director or officer of Company (it being understood that this Agreement shall apply to Shareholder solely in Shareholder's capacity as a Shareholder of Company) or voting in Shareholder's sole discretion on any matter other than those matters referred to in the preceding sentence.

    4. IRREVOCABLE PROXY. Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Parent a duly executed Proxy, which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

    5. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER. Shareholder (i) is the beneficial owner of the Company ordinary shares and the options to purchase Company ordinary shares of the Company indicated on the signature page of this Agreement, which are free and clear of any liens, adverse claims, charges or other encumbrances (except encumbrances arising under securities laws or as are disclosed on such signature page); (ii) does not beneficially own any securities of the Company other than the Company ordinary shares and options and/or warrants to purchase Company ordinary shares indicated on the signature page of this Agreement; and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

    6. ADDITIONAL DOCUMENTS. Shareholder (in his, her or its capacity as such) and Parent hereby covenant and agree to execute and deliver any additional documents as are reasonably necessary or desirable to carry out the intent of this Agreement.

    7. LEGENDING OF SHARES. If so requested by Parent, Shareholder agrees that the certificates representing Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy.

    8. TERMINATION. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

    9.  MISCELLANEOUS.

        (a) SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        (b) BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

        (c) AMENDMENTS AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

        (d) SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

        (e) NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

       If to Parent:

       Polycom, Inc.
       1565 Barber Lane
       Milpitas, CA 95035
       Attention: Michael R. Kourey
       Telephone No.: (408) 526-9000
       Telecopy No.: (408) 526-9100

       with a copy to:

       Wilson, Sonsini, Goodrich & Rosati
       Professional Corporation
       650 Page Mill Road
       Palo Alto, California 94305-1050
       Attention: Mark A. Bertelsen, Esq.
       Telephone No.: (650) 493-9300
       Telecopy No.: (650) 493-6811

       and to:

       Yigal Arnon & Co.
       22 Rivlin Street
       Jerusalem 9100, Israel
       Attention: Barry P. Levenfeld, Esq.
       Telecopy No.: (972-2) 623-9236

       If to Shareholder:

       To the address for notice set forth on the signature page hereof.

        (f) GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware, without reference to rules of conflicts of law.

        (g) ENTIRE AGREEMENT. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

        (h) EFFECT OF HEADINGS. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

        (i) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

        (j) NO OBLIGATION TO EXERCISE OPTIONS. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate Shareholder to exercise any option, warrant or other right to acquire any ordinary shares of the Company.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

POLYCOM, INC.                                     SHAREHOLDER

By: ---------------------------------------       By: ---------------------------------------
   Signature of Authorized Signatory              Signature

Name: -------------------------------------       Name: -------------------------------------

Title: -----------------------------------        Title: -----------------------------------

                                                  -------------------------------------------

                                                  -------------------------------------------
                                                  Print Address

                                                  -------------------------------------------
                                                  Telephone

                                                  -------------------------------------------
                                                  Facsimile No.

                                                  Share beneficially owned:

                                                  ------------ Company ordinary shares

                                                  ------------ Company ordinary shares
                                                  issuable upon exercise of outstanding
                                                  options

                                                  ------------ Company ordinary shares
                                                  issuable upon exercise of outstanding
                                                  warrants

                      [SIGNATURE PAGE TO VOTING AGREEMENT]

                               IRREVOCABLE PROXY

    The undersigned Shareholder (the "SHAREHOLDER") of Accord Networks Ltd., an Israeli corporation (the "COMPANY"), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of Polycom, Inc., a Delaware corporation ("PARENT"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all (i) securities of the Company (including ordinary shares and all options, warrants and other rights to acquire ordinary shares) owned by Shareholder as of the date hereof and (ii) any and all additional securities of the Company (including ordinary shares and all additional options, warrants and other rights to acquire ordinary shares) of which Shareholder acquires ownership after the date hereof (collectively, the "SHARES") in accordance with the terms of this Proxy until the Expiration Date (as defined below). Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

    This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and made for the benefit of third parties and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and the undersigned Shareholder (the "VOTING AGREEMENT"), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization of even date herewith (the "REORGANIZATION AGREEMENT"), among Parent, Accord Acquisition Corp., an Israeli corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and the Company. The Reorganization Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the "MERGER"). As used herein, the term "EXPIRATION DATE" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been validly terminated pursuant to
Article VII thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

    The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of Shareholders of the Company and in every written consent in lieu of such meeting in favor of approval and adoption of the Reorganization Agreement and in favor of approval of the Merger.

    The attorneys and proxies named above may not exercise this Proxy on any other matter. The undersigned Shareholder may vote the Shares on all other matters.

    All authority herein conferred shall survive the death or incapacity of the undersigned to the extent permitted by law, and any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

    This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: December   , 2000

                                               Signature of Shareholder: --------------------------

                                               Print Name of Shareholder: ------------------------

                                               Share beneficially owned:

                                               ------------ Company ordinary shares

                                               ------------ Company ordinary shares issuable upon
                                               exercise of outstanding options

                                               ------------ Company ordinary shares issuable upon
                                               exercise of outstanding warrants

                     [SIGNATURE PAGE TO IRREVOCABLE PROXY]

                                                                       EXHIBIT B

                          COMPANY AFFILIATE AGREEMENT

    THIS COMPANY AFFILIATE AGREEMENT (this "AGREEMENT") is made and entered into
as of December   , 2000, between Polycom, Inc., a Delaware corporation
("PARENT"), and the undersigned holder of ordinary shares of Accord
Networks Ltd., an Israeli corporation ("COMPANY"), who may be deemed an affiliate ("AFFILIATE") of Company. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement (as defined below).

                                    RECITALS

    A. The Company, Merger Sub (as defined below) and Parent are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the "REORGANIZATION AGREEMENT") which provides for the merger (the "MERGER") of Merger Sub Ltd., a wholly-owned subsidiary of Parent ("MERGER SUB"), with and into the Company. Pursuant to the Merger, all issued and outstanding capital stock of the Company (the "COMPANY CAPITAL STOCK") as of the Effective Time will be converted into Common Stock of Parent as set forth in the Reorganization Agreement;

    B. The execution and delivery of this Agreement by Affiliate is a material inducement to Parent to enter into the Reorganization Agreement; and

    C. Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of Company as the term "affiliate" is used (i) for purposes of Rule 144 of the Rules and Regulations (the "RULES AND REGULATIONS") of the United States Securities and Exchange Commission (the "COMMISSION") and (ii) in Accounting Series Releases 130 and 135, as amended, although nothing contained herein shall be construed as an admission by Affiliate that Affiliate is in fact an "affiliate" of Company.

    NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

    1. ACKNOWLEDGMENTS BY AFFILIATE. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein will be relied upon by Parent, the Company and their respective affiliates, counsel and accounting firms for purposes of determining Parent's eligibility to account for the Merger as a "pooling of interests." Affiliate has carefully read this Agreement and the Reorganization Agreement and has had the opportunity to discuss the requirements of this Agreement with Affiliate's professional advisors, who Affiliate believes are qualified to advise Affiliate with regard to such matters. Affiliate fully understands the limitations this Affiliate Agreement places upon Affiliates ability to hold, sell, transfer or otherwise dispose of the securities of the Company and the securities of Parent.

    2. BENEFICIAL OWNERSHIP OF COMPANY CAPITAL STOCK. Except for ordinary shares of Company, options to purchase ordinary shares of Company, and warrants to purchase ordinary shares of Company set forth on the signature page hereto (the "SHARES"), Affiliate does not beneficially own any equity securities of Company or any option, warrant or other right to acquire equity securities of Company. Affiliate has not engaged in any sale or other transfer of the Shares in contemplation of the Merger. All shares of Company Capital Stock and common stock of Parent ("PARENT COMMON STOCK") acquired by Affiliate subsequent to the date hereof (including shares of Parent Common Stock acquired in the Merger) shall be subject to the provisions of this Agreement, to the extent such provisions are then still applicable, as if held by Affiliate as of the date hereof.

    3. COVENANTS RELATED TO POOLING OF INTERESTS. In accordance with Staff Accounting Bulletin No. 65, during the period from the date 30 days prior to the Effective Time until the day Parent publicly announces financial results covering at least 30 days of combined operations of Parent and the Company (the "RESTRICTED PERIOD"), Affiliate shall not sell, exchange, transfer, pledge, distribute, make any gift or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended or having the effect, directly or indirectly, to reduce Affiliate's risk relative to any shares of Parent

Common Stock or Company Capital Stock (including the Shares). Parent may, at its discretion, place a stop transfer notice consistent with the foregoing, with respect to Affiliate's shares of Parent Common Stock provided that such notice shall be countermanded as soon as practicable upon expiration of the necessity therefor.

    4.  COMPLIANCE WITH RULE 145 AND THE SECURITIES ACT.

        (a) Affiliate has been advised that (i) the issuance of shares of Parent Common Stock in connection with the Merger is expected to be effected pursuant to a registration statement on Form S-4 promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the resale of such shares shall be subject to restrictions set forth in Rule 145 under the Securities Act, and
(ii) Affiliate may be deemed to be an affiliate of the Company. Affiliate accordingly agrees not to sell, transfer or otherwise dispose of any Parent Common Stock issued to Affiliate in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities Act, (ii) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration, (iii) Affiliate delivers to Parent a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act or (iv) an authorized representative of the Commission shall have rendered written advice to Affiliate to the effect that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take any action, with respect to the proposed disposition if consummated (the "NO ACTION CORRESPONDENCE").

        (b) Parent shall give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received by Affiliate in the Merger and there shall be placed on the certificates representing such Parent Common Stock, or any substitutions therefor issued prior to the end of the Restricted Period, a legend stating in substance:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED (A) IN CONFORMITY WITH RULE 145(d), OR (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (C) IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Parent shall instruct its transfer agent to remove such legend, if Affiliate delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate shall be issued in the name of the transferee),
(ii) the No Action Correspondence, (iii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145, or (iv) a written request for removal of such legend after the first anniversary of the Effective Time.

    5. TERMINATION. This Agreement shall be terminated and shall be of no further force and effect in the event of the termination of the Reorganization Agreement pursuant to Article VII thereof.

    6.  MISCELLANEOUS.

        (b) WAIVER; SEVERABILITY. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        (b) BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other party hereto.

        (c) AMENDMENTS AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

        (d) INJUNCTIVE RELIEF. Each of the parties acknowledge that (i) the covenants and the restrictions contained in this Agreement are necessary, fundamental, and required for the protection of Parent and the Company and to preserve for Parent the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (iii) a breach of any such covenants or any other provision of this Agreement shall result in irreparable harm and damages to Parent and the Company which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, Parent and the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

        (e) GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        (f) ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of Affiliate and Parent relating to the subject matter hereof and supersedes all prior agreements and understandings between Affiliate and Parent relating to the subject matter hereof.

        (g) FURTHER ASSURANCES. Affiliate shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Agreement.

        (h) THIRD PARTY RELIANCE. Counsel to and independent auditors for Parent and the Company shall be entitled to rely upon this Affiliate Agreement.

        (i) SURVIVAL. The representations, warranties, covenants and other provisions contained in this Agreement shall survive the Merger.

        (j) NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

       If to Parent:

       Polycom, Inc.
       1565 Barber Lane
       Milpitas, CA 95035
       Attention: Michael R. Kourey
       Telephone No.: (408) 526-9000
       Telecopy No.: (408) 526 9100

       with a copy to:

       Wilson, Sonsini, Goodrich & Rosati
       Professional Corporation
       650 Page Mill Road
       Palo Alto, California 94304-1050
       Attention: Mark A. Bertelsen, Esq.
       Telephone No.: (650) 493-9300
       Telecopy No.: (650) 493-6811

       and to:

       Yigal Arnon & Co.
       22 Rivlin Street
       Jerusalem 91000, Israel
       Attention: Barry P. Levenfeld, Esq.
       Telecopy No.: (972-2) 623-9236

       If to Affiliate:

       To the address for notice set forth on the signature page hereof.

        (k) COUNTERPARTS. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties have caused this Affiliate Agreement to be duly executed on the day and year first above written.

POLYCOM, INC.                                     AFFILIATE

By: ---------------------------------------       By: ---------------------------------------

Name: -------------------------------------       Affiliate's Address for Notice:

Title: -----------------------------------
                                                  -------------------------------------------

                                                  -------------------------------------------

                                                  -------------------------------------------

                                                  Shares beneficially owned:

                                                  ------------ Ordinary Shares

                                                  ------------ Ordinary Shares issuable upon
                                                  exercise of outstanding options

                                                  ------------ Ordinary Shares issuable upon
                                                  exercise of outstanding warrants

                                                  ------------ shares of Parent Common Stock

                [SIGNATURE PAGE TO COMPANY AFFILIATE AGREEMENT]

                                                                       EXHIBIT C

                           PARENT AFFILIATE AGREEMENT

    THIS PARENT AFFILIATE AGREEMENT (this "AGREEMENT") is made and entered into
as of December   , 2000, among Polycom, Inc., a Delaware corporation ("PARENT"), and the undersigned stockholder who may be deemed an affiliate ("AFFILIATE") of Parent. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement (as defined below).

                                    RECITALS

        A. Parent, Merger Sub (as defined below) and Accord Networks Ltd., an Israeli corporation (the "COMPANY") have entered into an Agreement and Plan of Merger and Reorganization of even date herewith (the "REORGANIZATION AGREEMENT") which provides for the merger (the "MERGER") of a wholly-owned subsidiary of Parent ("MERGER SUB") with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company (the "COMPANY CAPITAL STOCK") shall be converted into the right to receive Common Stock of Parent;

        B. The execution and delivery of this Agreement by Affiliate is a material inducement to Parent to enter into the Reorganization Agreement; and

        C. Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of Parent as the term "affiliate" is used (i) for purposes of Rule 144 of the Rules and Regulations (the "RULES AND REGULATIONS") of the United States Securities and Exchange Commission (the "COMMISSION") and
    (ii) in Accounting Series Releases 130 and 135, as amended, although nothing contained herein shall be construed as an admission by Affiliate that Affiliate is in fact an "affiliate" of Parent.

    NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

    1. ACKNOWLEDGMENTS BY AFFILIATE. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein shall be relied upon by Parent, the Company and their respective affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by these persons if Affiliate's representations, warranties or covenants are breached. Affiliate has carefully read this Agreement and the Reorganization Agreement and has discussed the requirements of this Agreement with Affiliate's professional advisors, who are qualified to advise Affiliate with regard to such matters.

    2. BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK. Except for the number of shares of Parent Common Stock ("PARENT COMMON STOCK"), options to purchase Parent Common Stock, and warrants to purchase Parent Common Stock set forth on the signature page hereto (the "SHARES"), Affiliate does not beneficially own any equity securities of Parent or any option, warrant or other right to acquire equity securities of Parent. Affiliate has not engaged in any sale or other transfer of the Shares in contemplation of the Merger. All shares of Parent Common Stock shall be subject to the provisions of this Agreement as if held by Affiliate as of the date hereof.

    3. COVENANTS RELATED TO POOLING OF INTERESTS. In accordance with Staff Accounting Bulletin No. 65, during the period from the date 30 days prior to the Effective Time until the day Parent publicly announces financial results covering at least 30 days of combined operations of Parent and the Company (the "RESTRICTED PERIOD"), Affiliate shall not sell, exchange, transfer, pledge, distribute, make any gift or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended or having the effect, directly or indirectly, to reduce Affiliate's risk relative to any shares of Parent Common Stock (including the Shares). Parent may, at its discretion, place a stop transfer notice consistent with the foregoing, with respect to Affiliate's shares of Parent Common Stock provided that such notice shall be countermanded as soon as practicable upon expiration of the necessity therefor.

    4. TERMINATION. This Agreement shall be terminated and shall be of no further force and effect in the event of the termination of the Reorganization Agreement pursuant to Article VII thereof.

    5.  MISCELLANEOUS.

        (a) WAIVER; SEVERABILITY. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        (b) BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other party hereto.

        (c) AMENDMENTS AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

        (d) INJUNCTIVE RELIEF. Each of the parties acknowledge that (i) the covenants and the restrictions contained in this Agreement are necessary, fundamental, and required for the protection of Parent and the Company and to preserve for Parent the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (iii) a breach of any such covenants or any other provision of this Agreement shall result in irreparable harm and damages to Parent and the Company which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, Parent and the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

        (e) GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        (f) ENTIRE AGREEMENT. This Agreement, the Reorganization Agreement and the other agreements referred to in the Reorganization Agreement set forth the entire understanding of Affiliate and Parent relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between Affiliate and Parent relating to the subject matter hereof and thereof.

        (g) FURTHER ASSURANCES. Affiliate shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Agreement.

        (h) THIRD PARTY RELIANCE. Counsel to and independent auditors for Parent and the Company shall be entitled to rely upon this Agreement.

        (i) SURVIVAL. The representations, warranties, covenants and other provisions contained in this Agreement shall survive the Merger.

        (j) NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

           If to Parent:

           Polycom, Inc.
           1565 Barber Lane
           Milpitas, CA 95035
           Attention: Michael R. Kourey
           Telephone No.: (408) 526-9000
           Telecopy No.: (408) 526 9100

           with a copy to:

           Wilson, Sonsini, Goodrich & Rosati
           Professional Corporation
           650 Page Mill Road
           Palo Alto, California 94304-1050
           Attention: Mark A. Bertelsen, Esq.
           Telephone No.: (650) 493-9300
           Telecopy No.: (650) 493-6811

           and to:

           Yigal Arnon & Co.
           22 Rivlin Street
           Jerusalem 91000, Israel
           Attention: Barry P. Levenfeld, Esq.
           Telecopy No.: (972-2) 623-9236

           If to Affiliate:

           To the address for notice set forth on the signature page hereof.

        (k) Counterparts. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties have caused this Parent Affiliate Agreement to be duly executed on the day and year first above written.

POLYCOM, INC.                                          AFFILIATE

By: ---------------------------------------            By: -----------------------------------------

Name: ------------------------------------             Affiliate's Address for Notice:

Title: -------------------------------------           ---------------------------------------------

                                                       ---------------------------------------------

                                                       ---------------------------------------------
                                                       Shares beneficially owned:
                                                       -------  shares of Parent Common Stock
                                                       -------  shares of Parent Common Stock
                                                       issuable upon exercise of outstanding options
                                                                and warrants and other rights to
                                                                acquire shares of Parent Common Stock

                 [SIGNATURE PAGE TO PARENT AFFILIATE AGREEMENT]

                                                                       EXHIBIT D

                           NON-COMPETITION AGREEMENT

    THIS NON-COMPETITION AGREEMENT (the "AGREEMENT") is made as of the Effective Date (as defined below) by and between Polycom, Inc., a Delaware corporation ("PARENT"), Accord Networks Ltd., an Israeli corporation ("ACCORD") (Parent and Accord are sometimes collectively referred to herein as the "COMPANY"), and the undersigned individual ("EMPLOYEE"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement (as defined below).

                                   BACKGROUND

    A. Parent, Accord and Merger Sub Ltd., a wholly-owned subsidiary of Parent ("SUB") have entered into an Agreement and Plan of Merger and Reorganization dated as of December 5, 2000 (the "REORGANIZATION AGREEMENT"), whereby Sub will merge with and into Accord (the "MERGER"). The Effective Time of the Merger shall be the "EFFECTIVE DATE" of this Agreement.

    B. Parent and Employee acknowledge that it would be seriously detrimental to the Company if Employee would compete with the Company following the Merger.

    C. In connection with the Merger, to preserve the value of the business being acquired by Parent, the Reorganization Agreement contemplates, among other things, that Employee enter into this Agreement and that this Agreement become effective upon the closing of the Merger.

    D. Accord is currently engaged or planning to engage in its business in each of the fifty (50) states of the United States and internationally. Parent, following the Merger, will continue conducting such business in all parts of the United States and internationally.

    NOW THEREFORE, in consideration of the mutual promises made herein, Parent, Accord and Employee (collectively referred to as the "PARTIES") hereby agree as follows:

    1.  COVENANT NOT TO COMPETE OR SOLICIT.

        (a) For the term of Employee's employment with the Company and a period of fifteen (15) months following the cessation of his employment with the Company (the "NON-COMPETE PERIOD"), Employee shall not directly or indirectly, without the prior written consent of Parent:

           (i) engage anywhere in the Restricted Territory in (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), or have any ownership interest in (except for ownership of one percent (1%) or less of any entity whose securities have been registered under Section 12 of the Securities Exchange Act of 1934, as amended, or similar laws in other jurisdictions), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a "Competing Business Purpose"; or

           (ii) interfere with the business or contractual relationship between the Company and any supplier or customer of the Company.

    The term "Competing Business Purpose" shall mean the below business activities that Employee engaged in while employed with the Company and that are in competition with Polycom products existing or planned on the date of termination and are directly related to the design, engineering, manufacture, sale or distribution of competing equipment, including voice and video communications gateways, bridges, group or desktop endpoints and any software specifically used in the management of such equipment.

    The term Restricted Territory shall mean each and every country, province, state, city or other political subdivision of the world in which the Employee carried on the business of the Company.

        (b) During the Non-Compete Period, Employee shall not, directly or indirectly, without the prior written consent of Parent, (i) solicit, encourage, hire or induce any employee or consultant of the

    Company to terminate his or her employment or consulting relationship with the Company or (ii) interfere in any manner with the contractual or employment relationship between the Company and any employee of the Company.

        (c) The covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the world in which the Company is currently engaged or during the term of this Agreement engages in business or otherwise sells its products. Except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial or arbitral proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 1 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

        (d) Employee acknowledges that (i) the goodwill associated with the existing business, customers and assets of Accord prior to the Merger is an integral component of the value of Accord to Parent and is reflected in the consideration to be received by Employee as a shareholder and
    (ii) Employee's agreement as set forth herein is necessary to preserve the value of Accord for Parent following the Merger. Employee also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things, (i) Accord and Parent are engaged in a highly competitive industry and (ii) Employee has unique access to, and will continue to have access to, the trade secrets and know-how of the Company, including without limitation the plans and strategy of the Company.

        (e) The parties agree that it would be impossible or inadequate to measure and calculate the Company's damages from any breach of the covenants set forth in this Agreement. Accordingly, Employee agrees that if he breaches any provision of this Agreement, the Company will have available, in addition to any other right or remedy otherwise available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement and to arbitration of the Agreement. The parties further agree that no damages be required for such equitable relief. Each party hereby expressly consents to the issuance of such injunctive relief, whether in the form of a temporary restraining order or otherwise, and to the ordering of such specific performance upon the other party satisfying all criteria necessary to obtain such injunctive relief or specific performance.

    2. CONFLICTING OBLIGATIONS. Employee certifies that Employee has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Employee from complying with the provisions hereof, and further certifies that Employee will not enter into any such conflicting agreement during the term of this Agreement.

    3. RETURNING COMPANY DOCUMENTS. Employee agrees that, at the time of leaving the employ of the Company, Employee will deliver to the Company (and will not keep in Employee's possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment other documents or property, or reproductions of any aforementioned items developed by the Employee pursuant to Employee's employment with the Company or otherwise belonging to the Company, its successors or assigns.

    4. NOTIFICATION OF NEW EMPLOYER. In the event that Employee leaves the employ of the Company, Employee hereby grants consent to notification by the Company to Employee's new employer about Employee's obligations under this Agreement.

    5. ARBITRATION. Employee agrees that, except as provided in Section 1(e) above, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, shall be decided by arbitration by the American Arbitration Association (the "ASSOCIATION") in accordance with the rules and regulations of the Association.

    The parties shall, within 30 days of the date of demand by either party for arbitration, mutually select one independent, qualified arbitrator. Each party reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization. In the event objection is made, the Association shall resolve any dispute regarding the propriety of an individual arbitrator acting in that capacity. Company shall bear the expenses of the arbitrator. Hearings in the proceeding shall commence within 120 days of the selection of the arbitrator.

    Arbitration shall take place in Atlanta, Georgia. At the request of either party, arbitration proceedings will be conducted confidentially; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in confidence under seal, available for the inspection only by the Association, the parties and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in confidence. The arbitrator shall be able to decree any and all relief of an equitable and legal nature, including but not limited to such relief as a temporary restraining order, a temporary and/or a permanent injunction, and shall also be able to award damages, with or without an accounting and costs.

    Reasonable notice of the time and place of arbitration shall be given to all persons, other than the parties, as shall be required by law, in which case such persons or those authorized representatives shall have the right to attend and/or participate in all the arbitration hearings in such manner as the law shall require.

    EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION 6, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES, EXCEPT AS SET FORTH IN SECTION 1(e) ABOVE, TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO A BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO THIS AGREEMENT.

    6.  MISCELLANEOUS.

        (a) SEVERABILITY. If any portion of this Agreement is held by a court of competent jurisdiction to conflict with any federal, state or local law, such portion of this Agreement shall be of no force or effect and this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

        (b) NO ASSIGNMENT. Employee shall not assign this Agreement or any rights or obligations under this Agreement without the prior written consent of Parent and Accord.

        (c) NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (i) if to Parent, to:

               Polycom, Inc.
               1565 Barber Lane

               Milpitas, CA 95035
               Attention: Michael R. Kourey
               Telephone No.: (408) 526-9000
               Facsimile No.: (408) 526-9100

               with a copy to:

               Wilson Sonsini Goodrich & Rosati
               650 Page Mill Road
               Palo Alto, California 94304-1050
               Attention: Mark A. Bertelsen, Esq.
               Telephone No.: (650) 493-9300
               Facsimile No.: (650) 493-6811

           (ii) if to Employee to:

               ---------------------------------------------------

               ---------------------------------------------------

               ---------------------------------------------------

               ---------------------------------------------------

               ---------------------------------------------------
               Telephone No.:
               ------------------------------------
               Facsimile No.:
               -------------------------------------

          (iii) with a copy to:

               ---------------------------------------------------

               ---------------------------------------------------

               ---------------------------------------------------

               ---------------------------------------------------

               ---------------------------------------------------
               Attention:
               -----------------------------------------
               Telephone No.:
               ------------------------------------
               Facsimile No.:
               -------------------------------------

        (d) ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding of the parties and supersedes all prior discussions, agreements and understandings relating to the subject matter of this Agreement. This Agreement may not be changed or modified, except by an agreement in writing executed by Parent and Employee.

        (e) WAIVER OF BREACH. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

        (f) GOVERNING LAW. This Agreement shall be governed, construed and enforced by the internal laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia. Employee hereby consents to the personal jurisdiction of the state and federal courts located in the State of Georgia for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

        (g) HEADINGS. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

        (h) COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

        (i) ATTORNEYS FEES. In the event of any action under this Agreement, each party shall bear their respective expenses.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

POLYCOM, INC.                                                                EMPLOYEE

By:
      -------------------------------------------            ---------------------------------------
      Name:
      Title:                                                 ---------------------------------------
                                                                           (Print Name)

ACCORD NETWORKS LTD.

By:
      -------------------------------------------
      Name:
      Title:

                 [SIGNATURE PAGE TO NON-COMPETITION AGREEMENT]